UNITED STATES BANKRUPTCY COURT

WESTERN DISTRICT OF MISSOURI

AT KANSAS CITY
In Re: VANGUARD AIRLINES, INC., I.D. No. 48-1149290, Debtor.	))))))	In Proceedings Under Chapter 11 Case No.: 02-50802

FIRST AMENDED DISCLOSURE STATEMENT OF

VANGUARD AIRLINES, INC. IN SUPPORT OF DEBTOR'S FIRST

AMENDED LIQUIDATING PLAN OF REORGANIZATION

Daniel J. Flanigan

David D. Ferguson

Polsinelli Shalton & Welte, P.C.

700 West 47th Street, Suite 1000

Kansas City, Missouri 64112

(816) 753-1000

November 4, 2003

I. INTRODUCTION.

Vanguard Airlines, Inc. (the "Debtor" or "Vanguard") provides this Disclosure Statement to creditors pursuant to Section 1125 of the United States Bankruptcy Code (the "Code") in connection with its solicitation of acceptances of the Debtor's Liquidating Plan of Reorganization (the "Plan") filed on August 26, 2003 with the United States Bankruptcy Court for the Western District of Missouri (the "Court") in the above-captioned Chapter 11 case.

The purpose of this Disclosure Statement is to provide creditors whose claims or interests are impaired under the Plan with adequate information to make an informed and prudent business judgment when voting on the Plan.

This Disclosure Statement is not intended to take the place of the Plan. Since creditors will be bound by the Plan if it is confirmed, creditors are urged to read the Plan carefully and to consult with their own attorneys about the Plan's effect on their claims.

A copy of the Plan is attached hereto as Exhibit 1. Article I of the Plan contains Definitions, and many of the defined terms in the Plan are used in this Disclosure Statement.

II. SUMMARY OF PLAN PROVISIONS AND CLASSIFICATION AND TREATMENT OF CLAIMS UNDER THE PLAN.

A. Introduction

The Plan is a liquidating plan. At the outset of its Chapter 11 Case, the Debtor pursued a dual strategy under which the Debtor sought to obtain financing or a purchaser for its assets in order to facilitate a resumption of operations and at the same time commenced an orderly liquidate liquidation of its assets. The Debtor was not able to obtain financing or obtain a purchaser for its assets on a going-concern basis, and the Debtor's efforts are now focused exclusively on liquidation of its assets. The Debtor will complete the liquidation and collection of its assets under the Plan.

A substantial amount of the Debtor's equipment and parts remains to be liquidated. The Debtor is also working to liquidate and collect amounts due from taxing authorities and other entities. The Debtor has initiated efforts to recover preferential transfers under Code Section 547. In addition, the Debtor will pursue until completion litigation commenced against certain secured creditors. The Debtor will complete the collection and liquidation all assets, as well as finalize claims and disputes involving claims, and file a final tax return. The Plan provides that the Debtor will continue its orderly liquidation under David Rescino, the President and Chief Financial Officer of the Debtor. Distributions under the Plan will be funded from available funds generated through liquidation of the Debtor's assets.

The Directors of Vanguard are David Rescino and Vivian Stewart. Vivian Stewart is the controller and Vice President of Vanguard. Mr. Rescino and Ms. Stewart currently work for the Debtor on a part-time basis. Mr. Rescino and Ms. Stewart do not receive compensation for acting as Directors of the Debtor. With regard to services as an officer of the Debtor, Mr. Rescino will continue to be compensated post-confirmation on the same terms in effect as of the confirmation date: he is to be paid $150 per hour up to a monthly cap of $12,458. Ms. Stewart will be paid $85 per hour for her services to the Debtor post-confirmation up to a monthly cap of $7,187. The Debtor believes that it is necessary to retain Mr. Rescino and Ms. Stewart because, among other things, they are familiar with the Debtor's books and records, causes of action asserted by the Debtor (including on-going preference actions), negotiations to recover funds from US Bank, and the Debtor's efforts to collect excise tax refunds claims in excess of $500,000. The Debtor estimates that the Debtor will incur approximately $35,000 for compensation to Mr. Rescino and $15,000 to Ms. Stewart for post-confirmation services. Mr. Rescino and Ms. Stewart do not have affiliations with the Debtor's shareholders. The Debtor does not intend to procure fidelity bond coverage with respect to Mr. Rescino or Ms. Stewart.

The Plan divides claims and equity interests into the following Classes: Administrative Expense Claims (Class 1); Secured Letter of Credit Lender Claims (Class 2); IAC/GMAC Secured Claim (Class 3); Priority Wage Claims (Class 4); Priority Ticketholder Deposit Claims (Class 6); Priority Tax Claims (Class 7); Unsecured Claims (Class 8); and Interests (Class 9). The priority claims (that is, the claims in Classes 4 through 7) total approximately $2,815,000, assuming that the asserted Class 6 claim of Discover in the amount of approximately $402,000 is allowed. The Debtor has objected to Discover's claim (see Section V.K. below). Class 8 Unsecured Claims total approximately $120,000,000. Detailed discussions of the treatment accorded to Classes under the Plan, as well as estimates of the dollar amount of claims in each Class, follows below at Section II.B. and II.C. of this Disclosure Statement. Definitions of the Claims and Interests in each of the Classes follows immediately below.

The Plan defines an Administrative Expense Claim as follows: "Administrative Expense Claim"

means a claim under Code Section 503(b) entitled to priority under Code Section 507(a)(1) of the Code, including: (a) any actual and necessary expenses of preserving the Debtor's Estate and liquidating the Debtor's business, including post-Confirmation Date expenses; and (b) all compensation and reimbursement of expenses to the extent allowed by the Court under Code SectionSection 330, 331 and 503, including fees due to the United States Trustee assessed against the Debtor's Estate under 28 U.S.C. Section 1930.

The Plan defines the Letter of Credit Lenders as follows: "Letter of Credit Lenders"

means Shea Co. and Hambrecht Trust.

The Plan defines a Secured Letter of Credit Lender Claim as follows: "Secured Letter of Credit Lender Claim"

means that portion of the Claim of a Letter of Credit Lender that is a Secured Claim.

The Plan defines the IAC/GMAC Secured Claim as follows: "IAC/GMAC Secured Claim"

means the Claim asserted by International Aero Components, Inc./GMAC Commercial Credit, LLC to the extend such claim is Allowed as a Secured Claim.

The Plan defines a Priority Wage Claim as follows: "Priority Wage Claim"

means an Allowed Claim entitled to priority under Code Section 507(a)(3).

The Plan defines a Priority Employee Benefits Claim as follows: "Priority Employee Benefits Claim"

means an Allowed Claim entitled to priority under Code Section 507(a)(4).

The Plan defines a Priority Ticketholder Deposit Claim as follows: "Priority Ticketholder Deposit Claim"

means an Allowed Claim entitled to priority under Code Section 507(a)(6).

The Plan defines a Priority Tax Claim as follows: "Priority Tax Claim"

means an Allowed Claim entitled to priority under Code Section 507(a)(8).

The Plan defines an Unsecured Claims as follows: "Unsecured Claim"

means a Claim other than an Administrative Expense Claim, Secured Claim, Priority Wage Claim, Priority Employee Benefits Claim, or Priority Tax Claim. Interest accrued after the Filing Date shall not be part of any Unsecured Claim.

The Plan defines an Interest as follows: "Interest"

means any ownership interest in the Debtor, including, but not limited to, an interest in any Equity Security and any rights arising with respect to such Equity Security.

    Classification, Impairment and Treatment of Claims and Interests

The Plan provides the following treatment for Claims and Interests (estimated amounts of the Claims in each Class are set forth below in Section II.C. of this Disclosure Statement):

Class 1: Administrative Expense Claims. Except as provided in Sections 5.2. and 5.3. herein, each Allowed Administrative Expense Claim that became due before the Effective Date shall be paid in Cash in an amount equal to such Allowed Administrative Expense Claim on the latest of (a) the Effective Date, or (b) 10 days after the date such Allowed Administrative Expense Claim is Allowed or otherwise authorized to be paid under a Final Order. On the Effective Date the Debtor shall set aside in the Disputed Claims Reserve Cash in the amount that would have been distributed to the Holders of Administrative Expense Claims that are Disputed Claims if such Disputed Claims had been Allowed Claims as of the date of that Distribution. Any Administrative Expense Claim that becomes due after the Effective Date shall be paid when due unless an objection to such Administrative Expense Claim is interposed, in which case such Administrative Expense Claim shall be paid within 10 days after entry of a Final Order Allowing such Administrative Expense Claim.

Class 2: Secured Letter of Credit Lender Claims. Upon entry of a Final Order Allowing the Secured Letter of Credit Lender Claims, the Debtor shall satisfy the Allowed Secured Letter of Credit Lender Claims through one of the following means: (i) paying to the Holder of the Allowed Claim the full amount of such Allowed Claim in cash; (ii) surrendering to such Holder the collateral securing its Allowed Claim; or (iii) taking such other action(s) as may be necessary to make such Allowed Claim not impaired within the meaning of Code Section 1124 (including, to the extent required, reinstatement of the legal, contractual or equitable rights of such holder with respect to such Allowed Claim and the cure of any past defaults that may exist with respect to such rights). Class 2 is not impaired.

Class 3: IAC/GMAC Secured Claim. Upon entry of a Final Order Allowing the IAC/GMAC Secured Claim, the Debtor shall satisfy the IAC/GMAC Secured Claim to the extent such Claim is an Allowed Claim, through one of the following means: (i) paying to the Holder of the Allowed Claim the full amount of such Allowed Claim in cash; (ii) surrendering to such Holder the collateral securing its Allowed Claim; or (iii) taking such other action(s) as may be necessary to make such Allowed Claim not impaired within the meaning of Code Section 1124 (including, to the extent required, reinstatement of the legal, contractual or equitable rights of such holder with respect to such Allowed Claim and the cure of any past defaults that may exist with respect to such rights). Class 3 is not impaired.

Class 4: Priority Wage Claims. On the date of each Distribution, the Debtor shall pay to each Holder of an Allowed Class 4 Claim its Pro Rata share of Available Cash until each such Claim is paid in full, with interest from the Effective Date at the rate applicable to money judgments under 28 U.S.C. Section 1961 in effect as of the Confirmation Date; provided, however, that the Holders of Class 4 Claims shall receive no payments until the Holders of Allowed Class 1 Claims have been paid in full. In connection with each Distribution, the Debtor shall set aside in the Disputed Claims Reserve Cash equal to the amount of Cash that would have been distributed to the Holders of Class 4 Claims that are Disputed Claims as of the date of that Distribution if such Disputed Claims had been Allowed Claims as of the date of that Distribution. Class 4 is impaired.

Class 5: Priority Employee Benefits Claims. On the date of each Distribution, the Debtor shall pay to each Holder of an Allowed Class 5 Claim its Pro Rata share of Available Cash until each such Claim is paid in full, with interest from the Effective Date at the rate applicable to money judgments under 28 U.S.C. Section 1961 in effect as of the Confirmation Date; provided, however, that the Holders of Class 5 Claims shall receive no payments until the Holders of Allowed Class 1 and 4 Claims have been paid in full. In connection with each Distribution, the Debtor shall set aside in the Disputed Claims Reserve Cash equal to the amount of Cash that would have been distributed to the Holders of Class 5 Claims that are Disputed Claims as of the date of that Distribution if such Disputed Claims had been Allowed Claims as of the date of that Distribution. Class 5 is impaired.

Class 6: Priority Ticketholder Deposit Claims. On the date of each Distribution, the Debtor shall pay to each Holder of an Allowed Class 6 Claim its Pro Rata share of Available Cash until each such Claim is paid in full, with interest from the Effective Date at the rate applicable to money judgments under 28 U.S.C. Section 1961 in effect as of the Confirmation Date; provided, however, that the Holders of Class 6 Claims shall receive no payments until the Holders of Allowed Class 1, 4 and 5 Claims have been paid in full. In connection with each Distribution, the Debtor shall set aside in the Disputed Claims Reserve Cash equal to the amount of Cash that would have been distributed to the Holders of Class 6 Claims that are Disputed Claims as of the date of that Distribution if such Disputed Claims had been Allowed Claims as of the date of that Distribution. Class 6 is impaired.

Class 7: Priority Tax Claims. On the date of each Distribution, the Debtor shall pay to each Holder of an Allowed Class 7 Claim its Pro Rata share of Available Cash until each such Claim is paid in full, with interest from the Effective Date at the rate applicable to money judgments under 28 U.S.C. Section 1961 in effect as of the Confirmation Date; provided, however, that the Holders of Class 7 Claims shall receive no payments until the Holders of Allowed Class 1, 4, 5 and 6 Claims have been paid in full. In connection with each Distribution, the Debtor shall set aside in the Disputed Claims Reserve Cash equal to the amount of Cash that would have been distributed to the Holders of Class 7 Claims that are Disputed Claims as of the date of that Distribution if such Disputed Claims had been Allowed Claims as of the date of that Distribution. Each Class 7 Claim shall be paid in full no later than six years after the date of assessment of such Claim. Class 7 is impaired.

Class 8: Unsecured Claims. On the date of each Distribution, the Debtor shall pay to each Holder of an Allowed Class 8 Claim its Pro Rata share of Available Cash until each such Claim is paid in full or until such time as the Debtor determines within its reasonable discretion that there are insufficient additional assets to justify further efforts to generate Available Cash for Distribution to the Holders of Class 8 Claims; provided, however, that the Holders of Class 8 Claims shall receive no payments until the Holders of Allowed Class 1, 4, 5, 6 and 7 Claims have been paid in full. In connection with each Distribution, the Debtor shall set aside in the Disputed Claims Reserve Cash equal to the amount of Cash that would have been distributed to the Holders of Class 8 Unsecured Claims that are Disputed Claims as of the date of that Distribution if such Disputed Claims had been Allowed Claims as of the date of that Distribution. Class 8 is impaired.

Class 9: Interests. Holders of Interests shall receive no distributions under the Plan. On the Effective Date, the Interests shall be deemed canceled and extinguished without any further action on the part of the Debtor. Class 9 is impaired.

C. Estimated Claim Amounts

Class 1: Administrative Expense Claims	$635,000
Class 2: Secured Letter of Credit Lender Claims	$1,100,000
Class 3: IAC/GMAC Secured Claim	N.A.
Class 4: Priority Wage Claims	$1,622,500
Class 5: Priority Employee Benefits Claims	$60,000
Class 6: Priority Ticketholder Deposit Claims	$240,000
Class 7: Priority Tax Claims	$605,000
Class 8: Unsecured Claims	$120,000,000

D. Timing of Effective Date and Initial Distribution Under the Plan

The Plan provides the following definition of Effective Date: "Effective Date means the first Business Day after the Confirmation Order becomes a Final Order. The Debtor may, in its sole and absolute discretion, waive the requirement that the Confirmation Order become a Final Order, in which case the Effective Date shall be the first Business Day following the tenth day after entry of the Confirmation Order. If an appeal is taken from the Confirmation Order and the Court or an appellate court grants a stay pending appeal, the Effective Date shall be the first Business Day after the entry of the order removing the stay."

Based on the Debtor's current estimates and assumptions concerning the availability of the Court and the timing for hearings to consider approval of this Disclosure Statement and to consider confirmation of the Plan, the Debtor believes that the initial distribution under the Plan would occur in late November or early December, 2003. If the Debtor does not have sufficient Available Cash by the Effective Date with which to pay in full all of the Class 4, 5, 6 and 7 Claims, the Debtor will pay such Claims over time in accordance with the distribution provisions of the Plan. The amount of Available Cash that will be available to the Debtor as of the Effective Date depends on a number of factors, including, but not limited to:

    the outcome of Claims litigation,
    the outcome of the Debtor's lien avoidance litigation against the Letter of Credit Lenders and IAC/GMAC, the timing of the Debtor's collection of accounts receivable and general intangibles, the timing of the Debtor's receipt of funds due from US Bank (the Debtor will be entitled to such funds only to the extent that its avoidance action against the Letter of Credit Lenders is successful), the amounts realized from the liquidation of the Debtor's physical assets, the determination of the Allowed amounts and/or trust status of PFC/Security Fee Claims, the outcome of negotiations or litigation with U.S. Bank, and the amount realized on the Debtor's claims for recovery of preferential transfers under Code Section547.

Section VII. of this Disclosure Statement contains a full discussion of the factors that may affect the amounts of distributions to creditors under the Plan.

E. Executory Contracts and Unexpired Leases

Any and all executory contracts and unexpired leases of the Debtor that have not been assumed or rejected prior to the Effective Date shall be deemed rejected on the Effective Date. If a motion to assume and assign, or to reject an executory contract or unexpired lease is pending and undetermined on the Effective Date but not yet resolved, the automatic rejection provisions of the Plan shall not apply and the determination of the status of the executory contract or unexpired lease shall be determined when a Final Order is entered on the respective motion. The Debtor, upon notice to the non-Debtor party to such executory contract or unexpired lease, may request an extension of time to elect to assume or reject any of the Debtor's executory contracts or unexpired leases with that non-Debtor party to a date after the Effective Date.

F. Administrative Expense Claims Bar Date

Article V. of the Plan provides for certain bar dates for the filing of Administrative Expense Claims. THE DEBTOR STRONGLY ENCOURAGES EACH CREDITOR TO REVIEW ARTICLE V. OF THE PLAN CAREFULLY TO DETERMINE THE APPLICABILITY OF SUCH BAR DATES TO THE CREDITOR'S CLAIM OR CLAIMS.

G. Objections to Claims

The Debtor and parties in interest may object to Claims. Objections to Claims and provisions for such Disputed Claims are addressed under Article X of the Plan.

H. Retention of Jurisdiction

The Court will retain jurisdiction to, among other things, enforce the Plan, interpret its provisions, and adjudicate disputes arising from its implementation.

I. Causes of Action

The Plan provides, at Section 13.3., for the Debtor to generally retain any and all Causes of Action. The Plan provides that the Debtor retains and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Causes of Action that the Debtor or the bankruptcy estate holds against any Entity, and that the Debtor may pursue such Causes of Action as appropriate in accordance with the best interest of the bankruptcy estate. In addition to any unasserted Causes of Action, the Debtor retains and intends to pursue any Cause of Action that is currently pending in any court or other forum. Appendix "A" to this Disclosure Statement contains a nonexclusive list of parties against whom the Debtor may assert Causes of Action, including without limitation, a Cause of Action under Code Section 547 for recovery of preferential transfers. The Debtor reserves the right to modify Appendix "A" prior to the Confirmation Hearing to add or delete parties or Causes of Action, but disclaims any obligation to do so. All claims or Causes of Action, whether or not listed in Appendix A, are expressly preserved for the benefit of creditors and the proceeds of any such Causes of Action are to be disbursed under the Plan.

In addition to other Causes of Action retained by the Debtor, the Debtor also retains the following:

  Any Cause of Action the Debtor may have against U.S. Bank on account of processing fees assessed against the Debtor, pre- or post-Filing Date offsets by U.S. Bank, or any other Causes of Action arising in connection with the relationship between the Debtor and U.S. Bank.
  Any Cause of Action the Debtor may have against the United States, the Transportation Security Administration, or any other Entity arising in connection with the Debtor's rights under statutory enactments that are or were designed to provide relief to the airline industry including, but not limited to, any Causes of Action under the Emergency Wartime Supplemental Appropriations Act, P.L. 108-11.
  Any Cause of Action identified in the Statement of Financial Affairs filed by the Debtor.
  Any Cause of Action or potential Cause of Action against present or former officers, directors, advisors, attorneys, professionals, consultants or other performing professional services for or advice to the Debtor including, but not limited to, claims or potential claims for breach of fiduciary duty or other duties, breach of loyalty, negligence, gross negligence, willful misconduct, fraud, breach of contract, malpractice, self-dealing, indemnification, contribution, usurpation of corporate authority, aiding or abetting any breach of duty or of loyalty, tortious interference, or any other claim based on a relationship with or service to the Debtor, whether sounding in tort, contract or any other legal theory.

The Plan provides the Debtor with discretion to settle any Cause of Action without the necessity for obtaining Court approval where the Cause of Action has an asserted claim amount of $100,000 or less; provided, however, that the Debtor shall provide written notice of any such settlement to the Office of the United States Trustee and to counsel for the Committee and is required to seek Court approval of the settlement if the Office of the United States Trustee or counsel for the Committee within 10 days after receipt of the notice informs the Debtor in writing that it objects to the settlement.

Appendix "A" hereto generally lists entities (other than employees) to whom the Debtor made payments or transfers in the ninety day period prior to its Chapter 11 filing. As of the date of this Disclosure Statement, the Debtor has already issued demands to nearly all creditors against whom the Debtor believes it holds a claim under Code Section 547 or any other provision of law. The Debtor has settled a number of those demands, and continues to pursue or litigate other demands. The Debtor will continue to pursue recovery on claims associated with any outstanding demand or with respect to any pending litigation.

Any previous settlements between the Debtor and a creditor (or other party) remain effective notwithstanding the inclusion of any such creditor or party on Appendix "A." If the Debtor entered into a release of claims against any such creditor or party then such release remains effective notwithstanding the inclusion of any such creditor or party on Appendix "A."

J. Post-Effective Date Role of Committee

The Committee shall continue in existence from and after the Confirmation Date. The Committee shall be permitted to bring any Cause of Action where the following conditions are met: (a) the Committee demands in writing that the Debtor file such Cause of Action; (b) the Debtor does not file such Cause of Action within 30 days after such written notice; and (c) after notice and opportunity for hearing, the Court enters an Order permitting the Committee to pursue such Cause of Action on behalf of the Estate.

III. SUMMARY OF CONFIRMATION PROCESS; VOTING PROCEDURES.

A. Purpose of Disclosure Statement

On July 30, 2002 (the "Filing Date"), the Debtor filed its voluntary Chapter 11 Petition for Relief. Pursuant to Code Section 1125, Vanguard has prepared and filed this Disclosure Statement, together with the Plan, for use in soliciting acceptances of the Plan from creditors of Vanguard.

The Debtor submits this Disclosure Statement pursuant to Code Section1125 for use in the solicitation of votes on the Debtor's Liquidating Plan of Reorganization (the "Plan") dated August 29, 2003, which was filed with the Court. The Debtor is providing this Disclosure Statement to all Holders of Claims against and Interests in the Debtor pursuant to Code Section 1125 to enable such Holders of Claims and Interests to make an informed judgment concerning the solicitation of acceptances of the Plan. The function of this Disclosure Statement is to provide "adequate information" to all creditors. "Adequate information" is defined at Code Section 1125 as follows:

Section 1125. Postpetition disclosure and solicitation.

(a) In this section -

(1) "adequate information" means information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the Debtor and the condition of the Debtor's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan . . . ; and

(2) "investor typical of holders of claims or interest of the relevant class" means investor having -

(A) a claim or interest of the relevant class;

(B) such relationship with the Debtor as the holders of other claims or interests of such class generally have; and

(C) such ability to obtain such information from sources other than the disclosure required by this section as holders of claims or interests in such class generally have.

This Disclosure Statement sets forth certain information regarding the Debtor's prepetition history, significant events that have occurred during the Chapter 11 Case, and the disposition of the Debtor's assets. This Disclosure Statement also describes the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that Holders of Claims and Interests must follow for their votes to be counted.

THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11 CASE, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTOR BELIEVES THAT THE PLAN AND RELATED DOCUMENTS AND OTHER SUMMARIES ARE ACCURATE AND COMPLETE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTOR'S MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTOR IS UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY INACCURACY OR OMISSION.

After notice and a hearing on October 31, 2003, the Court approved this Disclosure Statement as containing "adequate information" (as defined in Code Section 1125) of a kind, and in sufficient detail, to enable a hypothetical reasonable investor typical of the Holders of Claims against and Interests in the Debtor to make an informed judgment in voting to accept or reject the Plan.

B. Construction

Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan. Insofar as they are not inconsistent or in conflict with such definitions, the words herein shall have the meanings ascribed thereto by the Code and the Federal Rule of Bankruptcy Procedure.

C. Source of Information

Except as otherwise expressly indicated, the portions of this Disclosure Statement describing the Debtor's business, the Debtor's assets, and the Claims held against the Debtor have been prepared from information furnished by the Debtor and from the Debtor's Schedules and Statement of Affairs, the Debtor's Monthly Operating Reports and other pleadings in the case filed by the Debtor, creditors, or other parties in interest in the Debtor's bankruptcy proceedings.

D. Brief Explanation of Chapter 11

In Chapter 11 a debtor may have its business reorganized or its assets liquidated for its own benefit and for the benefit of the holders of claims against the debtor. Attempts to collect upon claims held against a debtor or foreclose upon a debtor's assets by any creditor without obtaining the prior permission of the Court are stayed during the pendency of the case. Throughout this case the Debtor has continued in possession of its property and liquidated its business as debtor in possession pursuant to the provisions of Code SectionSection 1107 and 1108 of the Code. Under Code Section 1107(a), the Debtor is vested with substantially the same powers as would be enjoyed by a trustee appointed to serve in a case under the Code. The overriding purpose of the Plan proposed by the Debtor is to liquidate its financial affairs. The Plan, if confirmed, will be the sole vehicle for satisfying the rights of holders of Claims against and Interests in the Debtor.

The formulation and confirmation of a plan is the principal function of a Chapter 11 case. Such a plan normally includes provisions for: (a) settling, altering and modifying rights of creditors and/or equity security holders; (b) dealing with the property of the debtor; (c) paying costs and expenses of administering the Chapter 11 case; (d) dealing with executory contracts; and (e) executing the plan. Plans do not always mean that creditors will receive full payment for all of their claims, but do provide a method for an equitable and optimal recovery for creditors.

The Plan in this case provides that creditors of the Debtor's estate will receive a distribution funded from the liquidation of Debtor's assets. The Debtor will distribute funds to creditors in accordance with the terms of this Plan and as provided by Code SectionSection 507 and 1129.

E. Voting, Cramdown, Objections to Confirmation/Adequacy of Disclosure, and the Confirmation Hearing

The Plan will be confirmed if it is accepted by the requisite majorities of each Class of Claims entitled to vote or if the Court confirms the Plan under Code Section 1129(b). The requisite majority of a Class of Claims is at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims that are actually voted. For example if in a particular Class there were 20 claims totaling $3,000,000 but only 10 claims totaling $1,000,000 actually voted, the required vote for acceptance of that Class would be $666,667 to satisfy the two-thirds in amount requirement and 6 to satisfy the majority in number requirement.

If one or more Classes of Creditors votes against the Plan or is deemed to have rejected the Plan, the Court may nevertheless confirm the Plan pursuant to Code Section 1129 if the Court finds that (1) at least one Class of impaired non-insider Creditors has approved the Plan, (2) the rejecting Class of Creditors would not have received more under Chapter 7 of the Code than under the Plan, and (3) the Plan is fair and equitable. For the Plan to be fair and equitable, the Plan must not unfairly discriminate against one Class of Creditors, and creditors of junior rank may not receive any distribution if creditors of a superior rank are either not paid in full or do not consent. If the Plan meets these conditions, the Court may "cram down" the Plan on the dissenting Class of Creditors and confirm the Plan.

Classes 4, 5, 6, 7 and 8 are impaired Classes and will be entitled to vote on the Plan. If no Class accepts the Plan based on two-thirds in amount and a majority in number of ballots actually filed, it is likely that the Chapter 11 Case will be converted to a Chapter 7 liquidation. The Debtor strongly believes this will not be in the best interest of the creditors and will produce fewer dollars for creditors. Accordingly, the Debtor strongly urges each creditor vote in favor of the Plan and not to object to the Plan. Objections by creditors and votes against the Plan hinder the Debtor's ability to obtain confirmation of the Plan and may lead to conversion of the Debtor's Chapter 11 Case to a case under Chapter 7 of the Code. If the Chapter 11 Case is converted to a case under Chapter 7, a Chapter 7 trustee would be appointed to liquidate the assets in place of the Debtor.

The Debtor believes that a liquidation by a Chapter 7 trustee would result in lower distributions to creditors and that such distributions would be delayed beyond the date such distributions would occur if the Debtor liquidates the assets in the Chapter 11 Case. The Chapter 7 trustee would require substantial time to become familiar with the assets of the Debtor and other aspects of the Debtor's case, including litigation involving the Debtor, all at a substantial expense to the Estate. Moreover, the Chapter 7 trustee would be entitled to fees under Code Section 326(a) in addition to attorneys fees and other expenses of the Chapter 7 trustee. The liquidation in the Chapter 11 Case will be headed by David A. Rescino, the current President and Chief Financial Officer of the Debtor. He is thoroughly familiar with the Debtor's assets and business operations, including facts pertinent to preference claims and other litigation claims of the Debtor, and is highly experienced with respect to airline-specific issues and the liquidation of airline properties. A Chapter 7 trustee will not be familiar with the Debtor's assets, its history, its operations, and facts relevant to the Debtor's litigation claims. Moreover, it is quite likely that the Chapter 7 trustee will not have any experience with airline-specific issues. Accordingly, a liquidation by the Debtor, headed by Mr. Rescino, offers the best opportunity for the maximization of the value of the assets and minimization of costs and delays associated with liquidation of the assets.

F. Notice to Holders of Claims and Interests

The United States Bankruptcy Court for the Western District of Missouri approved this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable the Claim Holders and Interest Holders to make an informed judgment with respect to acceptance or rejection of the Plan. THE COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE COURT.

ALL CLAIM HOLDERS AND INTEREST HOLDERS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS EXHIBITS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Case.

THIS DISCLOSURE STATEMENT AND SOLICITATION PACKAGE ARE THE ONLY DOCUMENTS AUTHORIZED BY THE COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning Debtor or the Plan other than the information contained herein.

CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. The Debtor does not intend to update any projections to reflect the impact of any subsequent events not already accounted for in the assumptions underlying such projections. Further, the Debtor does not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement does not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

G. Voting Instructions

Accompanying this Disclosure Statement are copies of (1) the Plan (Exhibit 1 hereto); (2) the notice of, among other things, (a) the time for submitting ballots to accept or reject the Plan, (b) the date, time and place of the hearing to consider the confirmation of the Plan and related matters, and (c) the time for filing objections to the confirmation of the Plan (the "Confirmation Hearing Notice"); and (3) if you are entitled to vote, one or more ballots to be used by you in voting to accept or to reject the Plan. In voting for or against the Plan, please use only the ballot sent to you with this Disclosure Statement. After carefully reviewing the Plan, this Disclosure Statement, and (if you are entitled to vote) the detailed instructions accompanying your ballot, please indicate your acceptance or rejection of the Plan by checking the appropriate box on the enclosed ballot. You must provide all of the information requested by the appropriate ballot(s). Failure to do so may result in the disqualification of your vote on such ballot(s).

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED BY MS. TERI PROTZMANN, POLSINELLI SHALTON & WELTE, P.C., 700 W. 47TH STREET, SUITE 1000, KANSAS CITY, MISSOURI 64112, NO LATER THAN DECEMBER 3, 2003 AT 5:00 P.M. (prevailing Central time) (THE "VOTING DEADLINE"). BALLOTS RECEIVED AFTER SUCH TIME WILL NOT BE COUNTED. BALLOTS SHOULD NOT BE DELIVERED DIRECTLY TO THE DEBTOR, THE COURT, OR ANYONE ELSE.

If (A) you have any questions about (i) the procedure for voting your Claim or Interest, (ii) the packet of materials that you have received, or (iii) the amount of your Claim or your Interest, (B) you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, (C) did not receive a ballot, or (D) if your ballot is damaged or lost, please contact Debtor's counsel at the following address:

Teri Protzmann

Polsinelli Shalton & Welte, P. C.

700 W. 47th Street, Suite 1000

Kansas City, MO 64112

Phone: 816-360-4311

Fax: 816-753-1536

E-mail: tprotzmann@pswlaw.com

H. Confirmation Hearing and Deadline for Objections to Confirmation

Pursuant to Code Section 1128 and Federal Rule of Bankruptcy Procedure 3017(c), the Court has scheduled the Confirmation Hearing for December 10, 2003, at 9:00 a.m. (prevailing Central time), at the United States Bankruptcy Court for the Western District of Missouri, Charles Evans Whittaker Courthouse, Room 6A, 400 E. Ninth Street, Kansas City, Missouri 64106. The hearing may be adjourned from time to time by the Court without further notice except for the announcement of the adjournment date made at the hearing or at any subsequent adjourned hearing. The Court has directed that objections, if any, to confirmation of the Plan be Filed with the Clerk of the Court and served so that they are RECEIVED by the parties listed below on or before December 3, 2003 (prevailing Central time):

Counsel for the Debtor

Daniel J. Flanigan

David D. Ferguson

Polsinelli Shalton & Welte, P.C.

700 W. 47th Street, Suite 1000

Kansas City, Missouri 64112

United States Trustee

The Office of the United States Trustee

3440 Charles Evans Whittaker Courthouse

400 E. Ninth Street

Kansas City, Missouri 64106

Attn: Sherri L. Wattenbarger

I. Disclaimers.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT RELATES TO DEBTOR'S PLAN AND IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

ALL CREDITORS AND INTEREST HOLDERS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS ANNEXED OR REFERRED TO IN THE PLAN, AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER LAWS GOVERNING DISCLOSURE OUTSIDE THE CONTEXT OF CHAPTER 11. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, THE DEBTOR.

THE COURT WILL CONDUCT A HEARING ON WHETHER OR NOT THIS DISCLOSURE STATEMENT SHOULD BE APPROVED AS CONTAINING ADEQUATE INFORMATION TO ENABLE ALL CREDITORS TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN.

CREDITORS ARE ENCOURAGED TO CONSULT WITH THEIR FINANCIAL ADVISORS, ATTORNEYS, AND OTHER CREDITORS IN ORDER TO OBTAIN A MORE COMPLETE UNDERSTANDING OF THE FINANCIAL AND LEGAL IMPLICATIONS OF THE DISCLOSURE STATEMENT AND THE PLAN. CREDITORS AND PARTIES IN INTEREST SHOULD CONSULT THEIR OWN COUNSEL AND TAX ADVISORS REGARDING THE INCOME TAX CONSEQUENCES OF CONFIRMATION OF THE PLAN AS IT RELATES TO THEM. THE DEBTOR MAKES NO REPRESENTATION REGARDING THE EFFECT OF CONFIRMATION OF THE PLAN ON HOLDERS OF CLAIMS AND INTERESTS.

IV. EVENTS PRECEDING DEBTOR'S CHAPTER 11 FILING.

A. Historical Background

Vanguard is a publicly traded Delaware corporation that operated a passenger airline offering scheduled jet service from its hub located in Kansas City, Missouri. Until July 30, 2002, Vanguard operated a growing coast-to-coast airline network over a Kansas City hub using its low cost structure to provide value-priced full service.

After incorporating in April, 1994, Vanguard commenced flight operations in December, 1994 with two B737-200 jet aircraft operating two daily flights each way between Kansas City and Denver and two daily flights each way between Denver and Salt Lake City. From its inception until the summer of 2000, Vanguard implemented various modifications to its route structure, which originally focused on point-to-point service in short- to medium-haul markets within the Midwestern and Rocky Mountain regions.

From its start up through the Summer of 2000, the Debtor experienced significant growth yet incurred significant losses from operations, primarily due to a lack of strategic focus and commitment to any single business plan.

During this period, Vanguard's lack of a commitment to any specific business strategy resulted in repeated schedule changes, continuous start-up costs, and passenger and travel agent confusion. Poor operating performance due to unreliable older aircraft combined with declining revenue as a result of route structure changes exacerbated the losses. Faced with mounting losses, Vanguard's Board of Directors elected to initiate a management change during May 2000. Following this change, Vanguard completed a detailed analysis of a number of strategic options and, as a result, firmly committed itself to developing a connecting hub operation in Kansas City. As part of this strategy, Vanguard positioned itself as Kansas City's "hometown airline" with improved service levels to a growing number of destinations. During 2000 and 2001, Vanguard discontinued most of its service that did not connect through its Kansas City hub.

Vanguard also changed its service strategy from one of providing frequent service in short-to-medium haul markets to a strategy of providing value-priced service to the largest Kansas City non-stop markets. At shutdown in July of 2002, Vanguard's schedule provided non-stop and connecting service to over 100 city pairs with an average of 68 daily weekday flights serving 17 cities from its Kansas City hub.

Vanguard's business strategy, beginning in early 2001, was to provide convenient, value-priced service from its Kansas City hub to markets with relatively high volume and large origination / destination traffic. From Kansas City, Vanguard offered affordable fare service to large primary business centers with strong demand, such as New York and Los Angeles, and under-served secondary markets with high average fares, such as Austin and New Orleans. Through its connecting hub operation, Vanguard maximized the number of markets its serves.

Vanguard's implementation of its new strategy was well underway by mid-2001. The September 11 terrorist attacks dealt a devastating blow to Vanguard's business. The negative impact of those attacks on the economy in general and the airline industry in particular significantly hardened the capital markets and severely hindered Vanguard's efforts to obtain the additional financing it required to ensure its survival. Vanguard's attempts to obtain financing through the federal loan assistance program made available to airlines through the Air Transportation Safety and System Stabilization Act from December 2001 through July 2002 were unsuccessful. The rejection of the loan guarantee request, coupled with the inability to attract investment capital, left Vanguard without sufficient cash to continue operations.

B. Cessation of Flight Operations

In the early morning of July 30, 2002, the Debtor suspended scheduled flight operations because it was no longer able to pay certain obligations required in order for it to continue to operate. The Debtor has terminated all but three of its employees, two of which are employed on a part-time basis (at July 30, 2002, the Debtor had approximately 1,000 employees). These remaining employees are involved in preservation and sales of the Debtor's assets, pursuit of avoidance actions, collection of the Debtor's liquid assets, including auditing and disputing passenger chargeback claims, and claims and general case administration.

C. Efforts to Find Investor to Fund Restart of Operations

The Debtor's management was working with potential investors on the very eve of the July 30 shutdown and Chapter 11 filing and believed there was a reasonable chance that it could raise additional financing within the first few weeks after its Chapter 11 filing sufficient to restart operations. The Debtor's shutdown and Chapter 11 filing offered a "last chance" for potential investors to come forward and invest under the protection of the Court and obtain the special benefits of the Chapter 11 process. The Debtor requested and received Court and creditor approval to retain a core group of employees and expend other funds necessary to preserve the value of the Debtor's operations as a going concern and to allow for a quick and effective restart of operations if an investor were to emerge.

Shortly after the Debtor's Chapter 11 filing, a number of potential investors did contact the Debtor regarding a potential investment in and restart of the Debtor. One of them, Mr. Robert H. Brooks, the Chairman of Hooters of America, was interested enough to provide financing to allow the preservation of the Debtor's operations and restart ability for an additional six weeks beyond the period initially requested by the Debtor. Ultimately, neither Mr. Brooks nor any other potential investor that contacted the Debtor was willing to purchase the Debtor's operations or assets for a value that exceeded their orderly liquidation value.

D. Pursuit of Orderly Liquidation of Assets

After filing its Chapter 11 case, the Debtor initially pursued a dual strategy, seeking a potential investor, the Debtor simultaneously began efforts to liquidate its assets. An investor failed to surface. Accordingly, the Debtor's efforts are now and have been for some time focused exclusively on completing an orderly liquidation of its assets. The remaining employees of the Debtor will be responsible for preservation, collection and sales of the Debtor's assets, auditing and disputing claims, including any remaining passenger chargeback claims, general case administration and, when approved, distributions to creditors.

The Debtor's assets and liabilities and business affairs and relationships are complex and involve many issues peculiar to the airline industry. David Rescino, President and Chief Financial Officer of Vanguard, who is highly knowledgeable and experienced in airline matters generally and airline liquidations specifically, will continue to lead the liquidation effort.

V. SIGNIFICANT EVENTS IN THE CHAPTER 11 CASE.

A. Filing of Petition and Shut-Down of Flight Operations

On July 30, 2002, the Debtor filed its Petition for relief under Chapter 11 of the Code. Since the Filing Date, the Debtor has continued as debtor in possession subject to the supervision of the Court in accordance with the Code. The Debtor ceased flight operations prior to its Chapter 11 filing. While the Debtor is authorized to operate in the ordinary course of business, transactions out of the ordinary course of business require Court approval. In addition, the Court has supervised the Debtor's employment of attorneys as required by the Bankruptcy Code.

B. First Day Orders

The Debtor filed several motions on the Filing Date seeking the relief provided by certain so-called "first day orders." First day orders are intended to ensure a seamless transition between a debtor's prepetition and postpetition business operations by approving certain normal business conduct that may not be specifically authorized under the Code or as to which the Code requires prior approval by the Court. The first day orders in this case addressed, among other things:

    establishment of procedures for compensation of professionals;
    the maintenance of the Debtor's existing bank accounts and continued use of existing business forms;
    payment of certain pre-petition wage claims to employees; and
    as more fully described below, the use of cash collateral.

C. Cash Collateral

On the Filing Date, the Debtor filed a motion for authority to use cash collateral. An initial hearing on this motion was held on July 31, 2002, and a final order on the motion was entered on August 14, 2002. The Order authorized the Debtor to use cash collateral under the terms and conditions specified in the Order.

D. First Meeting of Creditors

The Section 341 meeting of creditors was held in Kansas City, Missouri on September 17, 2002.

E. Appointment of Committee of Unsecured Creditors

The Committee of Unsecured Creditors was appointed on August 1, 2002.

F. Establishment of Bar Date

The Court established 5:00 P.M. prevailing Central time on December 30, 2002 (the "Bar Date") as the deadline for filing proofs of Claim against and proofs of interest in the Debtor on behalf of all entities other than Governmental Units and certain other parties. The bar date for the filing of proofs of Claim by Governmental Units was January 28, 2003.

G. Retention of Professionals

The Court authorized the retention of Polsinelli Shalton & Welte, P.C. and Brownstein Hyatt & Farber, P.C. as co-counsel to serve on behalf of the Debtor in the case effective July 30, 2002. The Court authorized the retention of Ross & Hardies as counsel to the Committee of Unsecured Creditors, and Berman, Deleve, Kuchan & Chapman, L.C. as local counsel for the Committee of Unsecured Creditors effective August 16, 2002.

H. Litigation Against Bridge Lenders and Letter of Credit Lenders.

The Debtor obtained a prepetition loan of $1,500,000 (the "Bridge Loan") from Shea Ventures, LLC, the Sara and William Humbrecht Foundation, Pegasus Aviation, Inc., and TransMeridian Airlines, Inc. (collectively defined as Section 2.7. of the Plan as the "Bridge Lenders"). The Bridge Lenders, in addition to holding claims under the Bridge Loan, are also shareholders or affiliates of shareholders of Vanguard. The Debtor filed an adversary action seeking, among other things, an order (a) voiding the Bridge Lenders' liens, (b) recharacterizing the Bridge Loan as an equity contribution, and (c) equitably subordinating the claims of the Bridge Lenders arising out of the Bridge Loan.

The adversary action also included counts against J.F. Shea Co., Inc. and The Humbrecht 1980 Revocable Trust (collectively defined at Section 2.42 of the Plan as the "Letter of Credit Lenders"). The Letter of Credit Lenders arranged for the issuance of letters of credit for the benefit of one of the Debtor's creditors (the beneficiaries were U.S. Bank and Standard Federal Bank, f.k.a. Michigan National Bank, the banks that processed the Debtor's VISA and MasterCard credit card sales). The Debtor has the obligation to reimburse the Letter of Credit Lenders for any draws on the letters of credit. The Debtor's reimbursement obligations to the Letter of Credit Lenders were secured by a lien on the Debtor's rights to receive the proceeds of credit card sales of the Debtor's tickets. Vanguard asserted in the adversary action that the financing statement filed by the Letter of Credit Lenders to perfect their security interests was misleading or otherwise insufficient. Accordingly, the Debtor asserts in the adversary action that the liens of the Letter of Credit Lenders are at least in part avoidable.

After analyzing its claims against the Bridge Lenders and the Letter of Credit Lenders, Vanguard determined that there was some risk that it would not prevail on its claims. Moreover, Vanguard determined that litigation of its claims to judgment would be time-consuming and expensive to the bankruptcy estate. After extensive settlement negotiations, Vanguard entered into a settlement with the Bridge Lenders and the Letter of Credit Lenders. The primary benefit of the settlement is that Vanguard is to pay only $1,200,000 to satisfy the approximately $2,100,000 balance on the Bridge Loan, which includes interest and attorneys' fees. This reduction of $900,000 equates to a 40% discount of the amount due on the Bridge Loan. Assuming the Bridge Lenders' liens were not avoided the value of their collateral would have exceeded the $2,100,000 balance on the Bridge Loan. The Court subsequently granted the Debtor's motions for approval of the settlements.

One portion of the adversary action against the Letter of Credit Lenders was not settled initially, but that portion of the adversary action has now been tentatively settled. The Debtor claims that the Lien of the Letter of Credit Lenders in certain proceeds of credit card sales (the "US Bank Deposit") is avoidable under Code Section 544. The amount of the US Bank Deposit is currently approximately $1,100,000. The Letter of Credit Lenders' claims total approximately $1,100,000. As noted above, the Debtor asserts that the Letter of Credit Lenders did not properly perfect their asserted Liens in the US Bank Deposit. Under the contingent settlement between the parties, the Letter of Credit Lenders are to receive approximately 50% of the $1,100,000 deposit, and the Debtor is to receive the other 50%. However, the settlement is contingent on the Debtor's ability to obtain the release of certain letters of credit held by US Bank. The settlement is also contingent on Court approval. As of the date of this Disclosure Statement, the Debtor is in negotiations with US Bank regarding release of the letters of credit. The Debtor believes it likely that the letters of credit will at some point be released and that the Debtor will receive approximately $550,000 pursuant to its settlement with the Letter of Credit Lenders.

I. Litigation Against GMAC/IAC.

The Debtor filed an adversary proceeding against International Aero Components, Inc. ("IAC") and GMAC Commercial Credit, LLC ("GMAC"). In December of 2000, Vanguard contends that IAC, an insider of the Debtor, made a loan to the Debtor under a document titled "Inventory Sale, Repurchase and Use Agreement" (the "Agreement"). The loan was secured by certain aircraft parts of the Debtor. IAC assigned its interest under the Agreement to GMAC as security for financing from GMAC. In addition, GMAC asserts that IAC became owner of the aircraft parts under the Agreement, and that IAC granted to GMAC a security interest in the aircraft parts. Vanguard contends that IAC did not have an ownership interest in the aircraft parts and that IAC therefore did not have the power to grant to GMAC a security interest in the aircraft parts. Vanguard further contends that IAC and GMAC failed to perfect any Liens against Vanguard in the aircraft parts or otherwise. GMAC asserts that it is entitled to act for IAC under a power of attorney, and further asserts that GMAC/IAC were not required to perfect their Liens pursuant to the provisions of Code Section 1110.

On July 25, 2003, the Court determined that the asserted Liens of IAC/GMAC in certain aircraft parts are not subject to avoidance by the Debtor, finding that such Liens are insulated from avoidance under Code Section 1110. The Court's ruling would have precluded the Debtor from seeking to avoid IAC/GMAC's liens on aircraft parts with an estimated value of approximately $700,000 to $1,000,000. However, the Court subsequently vacated its opinion in order to permit the Debtor to seek to challenge IAC's standing to assert rights under Code Section 1110.

The Debtor and IAC/GMAC subsequently entered into a settlement. The settlement is subject to Court approval. Under the settlement, the Debtor retains the ground equipment and tooling in which IAC/GMAC asserted a lien. The settlement provides that IAC/GMAC retains the aircraft parts and the proceeds in which they assert a lien, as well as the proceeds from liquidation of those parts. The Debtor estimates that the realizable value of the parts is between $700,000 and $1,000,000. The settlement provides that IAC/GMAC is to pay Vanguard $50,000 from the liquidation of the aircraft parts. The ground equipment and tooling have been liquidated for approximately $107,000. Thus, the total value of the settlement to the estate is approximately $157,000.

J. Preference Litigation.

In the 90 days prior to the Filing Date, the Debtor made payments and other transfers to creditors. Such transfers ("Preferential Transfers") may be recovered for the benefit of the Estate to the extent permitted under Code Section 547(b). The Debtor has issued demand letters to creditors who are believed to have received Preferential Transfers and has commenced adversary proceedings to recover Preferential Transfers.

The Debtor anticipates that most of the preference claims will be resolved through settlement, and through October 30, 2003, the Debtor had collected $605,225 on preference demands. The Debtor anticipates that all or nearly all litigation to resolve preference claims will be resolved by January 31, 2004. In light of current pending settlements, preference actions, and outstanding preference demands, the Debtor believes that it will recover approximately $450,000 to $550,000 in the future on its claims under Code Section547.

The Debtor's claims for recovery of Preferential Transfers are subject to defenses as set forth under Code Section 547(c). The analysis of such defenses is highly fact specific. The Debtor has not yet completed its analysis of the potential defenses of each of the recipients of all of the Preferential Transfers, and is performing such analysis on a case-by-case basis as recipients raise such defenses. Moreover, a determination of the applicability of the Code Section 547(c) defenses is often subjective. Accordingly, the Debtor cannot be certain of the amount of additional Preferential Transfers that the Debtor will be able to successfully recover.

K. Claims Litigation.

The Debtor has pursued claims litigation in order to ensure that improper Claims are disallowed. The most important remaining unresolved claim dispute involves a Class 6 Priority Ticketholder Deposit Claim filed by Discover Financial Services, Inc. ("Discover"). Other key claims litigation involved an Administrative Expense Claim filed by Sabre Inc. in the approximate amount of $520,000 and an Administrative Expense Claim filed by US Airways in the approximate amount of $730,000. Vanguard successfully settled the Sabre Inc. claim under an agreement allowing Sabre Inc. an Administrative Claim of only $41,500. Pursuant to the settlement agreement with Sabre Inc., Vanguard has already paid the settlement amount to Sabre Inc. Vanguard successfully settled the US Airways Administrative Claim under an agreement allowing US Airways and Administrative Claim of only $60,000. Pursuant to the settlement agreement with US Airways, Vanguard has already paid the settlement amount to US Airways.

Among the material priority claims that remain the subject of dispute is the claim asserted by Discover in the amount of $978,154.24. That Claim is asserted in connection with chargeback requests made by Vanguard passengers who had purchased tickets on their Discover cards but who had not been flown on Vanguard flights and claim not to have been reaccommodated. Discover, in accordance with federal truth in lending laws and regulations, credited its cardholders' accounts in the amount paid for the ticket. To secure Discover's rights against Vanguard in respect of potential chargeback liability, Vanguard, prior to the commencement of the bankruptcy case, funded a reserve account in which Discover has a security interest. After deduction for the balance held in the reserve account, Discover seeks a priority claim against the estate in the amount of $401,856.13. Discover claims priority for the claim pursuant to Code Section 507(a)(6), which accords limited priority to consumer deposits, and asserts that it took assignments of the alleged priority claims of its cardholders. The priority status, if allowed, would require that Discover's claim be paid in full upon confirmation of the plan pursuant to Code Section 1129(a)(9) prior to payments to general unsecured creditors. Vanguard objects to the priority status of the claim asserted by Discover on various bases and is vigorously contesting the priority status asserted for the claim. Vanguard relies in part upon Code Section 507(d), which prohibits subrogation to priority status of another creditor. Vanguard further argues that Discover cannot sustain its burden of proof that the individual claims of which it took assignment actually are entitled to priority under Code Section 507(a)(6). The matter remains pending as of the date of this Disclosure Statement. Vanguard believes that it will prevail in its arguments, but until the matter is resolved or settled in the estate's favor, there remains the risk that Discover's priority claim will be allowed, reducing funds available for distribution to general unsecured creditors.

L. PFC / Security Fees Litigation.

Certain airports, as well as the Transportation Security Administration (the "TSA") assert that certain funds of the Debtor are held in trust for the airports and the TSA. Early in the Debtor's Chapter 11 Case, the Debtor, the airports, TSA, and other parties agreed that the Debtor could use cash collateral, and that the trust claims could be resolved at a later time. The airports assert claims against the Debtor for passenger facility charges assessable against the Debtor under federal law (the "PFCs"). The TSA asserts claims against the Debtor for certain security fees assessable against the Debtor under federal law (the "Security Fee"). In order to protect their asserted interests, the TSA and the airports insisted that the Debtor agree to preserve a minimum balance of $960,000 in the Debtor's debtor-in-possession account. The Debtor agreed and, pursuant to the order governing the Debtor's use of cash collateral, the Debtor is not permitted to use cash collateral to the extent such use would cause the Debtor's cash to fall below $960,000. The Debtor will continue to reserve $960,000 pending resolution of the PFC and Security Fees claims. If the Court determines that the Debtor holds the $960,000 in trust for the airports and the TSA, then none of the $960,000 would be available for distributions under the Plan. If the Court rules against the airports and the TSA on the trust argument, then the Debtor would be able to utilize the $960,000 to fund distributions under the Plan. The Debtor asserts that its property is not subject to any trust in favor of the airports or the TSA because the Debtor did not specifically identify and segregate any of its funds as trust funds.

The Debtor has reached a settlement with the TSA and the airports. The Debtor is to receive $100,000 of the $960,000, with the balance of $860,000 to be allocated and paid out to the TSA and the airports under the terms stated in the settlement agreement.

M. Claims Against U.S. Bank.

Prior to the filing of its Chapter 11 case, Vanguard entered into an agreement (the "Processing Agreement") with U.S. Bank N.A. ("US Bank") whereby U.S. Bank agreed to process charges for Vanguard passengers who purchased tickets with a Visa or a MasterCard credit card. US Bank would collect funds from the passengers' credit card issuing banks and remit such funds from time to time to Vanguard. Under federal law, US Bank had potential liabilities for refunds to passengers in the event Vanguard failed to honor their tickets. To protect itself, US Bank withheld from Vanguard on an ongoing basis some of the funds for the credit card sales processed by US Bank. The reserved funds are referred to herein as the "Holdback Funds." The terms for calculation of the amount of the Holdback Funds were provided for under the Processing Agreement. In order to persuade US Bank to reduce the amount of the Holdback, the Letter of Credit Lenders procured letters of credit for the benefit of US Bank totaling $4,000,000. US Bank has drawn $1,000,000 on one of the letters of credit.

After Vanguard ceased flight operations and commenced this Chapter 11 case, US Bank made substantial refunds to cardholders and charged these refunds against the Holdback. Further, US Bank charged fees and related charges for processing the refunds and deducted those fees and costs from the Holdback Funds. Disputes have arisen as a result of US Bank's assessment of fees and costs under the Processing Agreement relating to the processing of the refunds. Vanguard disputes the reasonableness of the fees charged by US Bank under Code Section 506(b). In addition, the Committee has sought authorization of the Court to bring an adversary proceeding against US Bank for asserted violations of the automatic stay for post-petition charges against the Holdback Funds. The parties are in negotiations as of the date of this Disclosure Statement.

N. Liquidation of Assets.

The Debtor has been collecting and liquidating its assets throughout the course of the Chapter 11 case, and through October 30, 2003, the Debtor has collected approximately $1,100,000 from liquidation of its physical assets. In addition, the Debtor has collected deposits and receivables of $1,264,000, a deposit held by the Agency Reporting Corporation of $1,125,773, excise tax refunds totaling $750,711, a receivable from the Transportation Security Administration of $894,041, and an insurance refund of $557,200.

The Debtor will continue to pursue collection of miscellaneous accounts. The Debtor has filed its application for approximately $525,000 of excise tax refunds. The Debtor's request is currently subject to an audit by the Internal Revenue Service. The Debtor hopes to recover such refunds by December 31, 2003, but there can be no guarantee.

The Debtor continues to liquidate its physical assets, including aircraft parts, and collect remaining receivables and deposits. The Debtor liquidated its ground service, office, and other equipment through an auction held in September 2003. That auction generated net proceeds to the bankruptcy estate of $269,509.

The remaining physical assets to be liquidated are certain aircraft parts. The Debtor has retained Ranger Air under a consignment agreement in order to assist the Debtor's liquidation of its aircraft parts. The Debtor has been liquidating its aircraft parts inventory over time in order to maximize the value of the inventory. The Debtor seeks to sell the parts to end users or others who are willing to pay market value for the parts rather than selling the parts through a bulk "fire-sale" liquidation of the parts. The Debtor intends to continue sales of its aircraft parts inventory in this manner until the Debtor determines that it is no longer advisable to do so. The Debtor estimates that it will complete the liquidation of its aircraft parts inventory no later than March 31, 2004.

O. Collection of Funds Under Emergency Wartime Supplemental Appropriations Act.

On April 16, 2003 Congress enacted the Emergency War Time Supplemental Appropriations Act (the "Act"), P.L. 108-11. Under the Act, the TSA was designated to establish and execute a process for providing financial assistance to certain air carriers as directed by the Act. The Act makes available approximately $2.3 billion dollars to United States flag air carriers for expenses and revenue foregone related to aviation security. The TSA has taken the position that the Debtor is not entitled to any portion of the funds made available to air carriers on account of the fact that the Debtor was not an operating airline as of the date of the enactment of the Act. Recovery of funds under the Act would require expensive litigation. The Debtor has analyzed its potential claims under the Act, and believes that the costs of pursuing potential claims under the Act outweighs the potential benefits of pursuing such claims after taking into account the Debtor's likelihood of success on the merits of such claims. The Debtor estimates that the maximum amount recoverable had the Debtor been eligible to participate in the relief available under the Act would have been approximately $1,600,000.

P. Filing and Withdrawal of Previous Plan and Disclosure Statement.

On December 27, 2002, the Debtor filed a liquidating plan of reorganization and a disclosure statement in support of that plan (the "December 2002 Plan and Disclosure Statement"). The Debtor subsequently determined that creditors and other parties in interest would be better served if the Debtor were to delay presentation of a plan and disclosure statement until after the Debtor had resolved a number of key contingencies that affect the Debtor's ability to generate a distribution to creditors. The Debtor requested and was granted extensions of its exclusive period within which to file a plan and disclosure statement. The Debtor has since resolved a number of the key contingencies in its case, including favorable settlements regarding the massive administrative claims asserted by Sabre Inc. and U.S. Airways and a favorable settlement of the Debtor's lawsuit against the Bridge Lenders. The Debtor has withdrawn the December 2002 Plan and Disclosure Statement.

Q. Potential Claims Against Directors and Officers.

The Committee has indicated that it is continuing to investigate potential claims against the Debtor's officers and directors, as well as accountants, attorneys, financial advisors, and others associated with the Debtor (the "D&O Claims"). The Committee has asserted that it believes that the bankruptcy estate may be able to recover funds either from such parties or under a policy of insurance (the "D&O Policy") maintained by the Debtor with Greenwich Insurance Company ("Greenwich"). The D&O Policy is a "claims made" policy, and it expired on February 13, 2003. The Debtor investigated the cost of extending coverage under the D&O Policy, and determined that it would be prohibitively expensive. The Debtor consulted the Committee regarding the cost for obtaining extended coverage and informed the Committee that the Debtor did not intend to obtain extended coverage. The Committee informed the Debtor that it was investigating a broad array of potential actions against officers and directors. After consulting with the Committee, the Debtor on February 12, 2003 sent a letter to Greenwich in an effort to preserve the estate's right to assert any such claims under the D&O Policy. In its letter, the Debtor included language as suggested by the Committee regarding preservation of the a broad range of rights and potential claims against the Debtor's directors and officers. The Debtor is currently unaware of information that would provide a basis for a claim under the D&O Policy. The Committee has not consented to bring any D&O Claims on behalf of the bankruptcy estate.

VI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF PLAN.

The following discussion summarizes some of the more significant United States federal income tax consequences of the Plan to the Debtor and certain Holders of Claims or Interests. The analysis contained herein is based upon the Internal Revenue Code of 1986, as amended (the "IRC"), the Treasury Regulations promulgated and proposed thereunder (the "Regulations"), judicial decisions and published administrative rulings and pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date hereof. Legislative, judicial or administrative changes or interpretations hereafter enacted or promulgated could alter or modify the analysis and conclusions set forth below. Any such changes or interpretations may be retroactive and could affect significantly the federal income tax consequences discussed below. This summary does not address foreign, state or local income tax, or any estate or gift tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign companies, nonresident alien individuals, S corporations, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, broker-dealers and tax-exempt organizations). Accordingly, this summary should not be relied upon for purposes of determining the specific tax consequences of the Plan with respect to a particular Holder of a Claim or Interest.

Due to the lack of applicable legal precedent and the possibility of changes in law; differences in the nature of various Claims; differences in individual Claim or Interest Holder's method of accounting; and the potential for disputes as to legal and factual matters, the federal income tax consequences described herein are subject to significant uncertainties.

THE TAX CONSEQUENCES TO HOLDERS OF CLAIMS OR INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. MOREOVER, THE TAX CONSEQUENCES OF CERTAIN ASPECTS OF THE PLAN ARE UNCERTAIN DUE TO THE LACK OF APPLICABLE LEGAL PRECEDENT AND THE POSSIBILITY OF CHANGES IN THE LAW. NO RULING HAS BEEN APPLIED FOR OR OBTAINED FROM THE IRS WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS BEEN REQUESTED OR OBTAINED BY THE DEBTOR WITH RESPECT THERETO. THIS DISCUSSION DOES NOT CONSTITUTE TAX ADVICE OR A TAX OPINION CONCERNING THE MATTERS DESCRIBED. THERE CAN BE NO ASSURANCE THAT THE IRS WILL NOT CHALLENGE ANY OR ALL OF THE TAX CONSEQUENCES DESCRIBED HEREIN, OR THAT SUCH A CHALLENGE, IF ASSERTED, WOULD NOT BE SUSTAINED. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE PLAN.

A. Federal Income Tax Consequences to the Debtor

Generally, a debtor must include in gross income the amount of any cancellation of indebtedness ("COD") income that is realized during their taxable year. COD income is the difference between the amount of a debtor's indebtedness that is canceled and the amount or value of the consideration exchanged therefor. When a debtor is in a Chapter 11 bankruptcy proceeding, such debtor will not be required to recognize COD income, but must instead reduce certain tax attributes ("Tax Attributes") by the amount of unrecognized COD income in the manner prescribed by IRC Section 108(b). Tax Attributes include net operating losses, capital losses and loss carryovers, certain tax credits and, subject to certain limitations, the tax basis of property. Because the Plan is a liquidating Plan and does not include a discharge to the Debtor, however, the Debtor believes their will be no cancellation of indebtedness created by virtue of implementation of the Plan. Accordingly, Tax Attributes of the Debtor should be unaffected by virtue of implementation of the Plan. Because Tax Attributes of the Debtor should not be affected by the Plan, liquidation of the Debtor's assets as set forth herein should not result in any federal income taxes to the Debtor because either (a) the liquidation of Debtor's assets will produce a loss for tax purposes, and/or (b) Debtor has sufficient net operating losses and net operating loss carryforwards to completely offset any taxable income generated by Debtor by virtue of the liquidation of Debtor's assets.

B. Federal Income Tax Consequences to Holders of Allowed Claims

The federal income tax consequences of the Plan to a Holder of a Claim will depend upon several factors, including: (i) whether the Holder's Claim (or a portion thereof) constitutes a Claim for principal or interest, (ii) the origin of the Holder's Claim, (iii) length of time a Claim has been held; (iv) whether the Claim was acquired at a discount; (v) whether the Claim is an installment obligation for federal income tax purposes; (vi) the type of considerations received by the Holder in exchange for the Claim, (vii) whether the Holder is a resident of the United States for tax purposes (or falls into any of the special classes of taxpayers excluded from this discussion as noted above), (viii) whether the Holder reports income on the accrual or cash basis method, (ix) whether the Holder has taken a bad debt deduction or worthless security deduction with respect to this Claim, and (x) whether the Holder receives distributions under the Plan in more than one taxable year. CLAIM HOLDERS ARE STRONGLY ADVISED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX TREATMENT UNDER THE PLAN OF THEIR PARTICULAR CLAIMS.

Generally, a Holder of a Claim will recognize gain or loss equal to the difference between the "amount realized" by such Holder and such Holder's adjusted tax basis in the Claim. The "amount realized" is equal to the sum of the Cash and the fair market value of any other consideration received in respect of such Holder's Claim (to the extent that such Cash or other property is not allocable to any portion of the Claim representing accrued but unpaid interest (see discussion below)).

The character of any recognized gain or loss (e.g., ordinary income, or short-term or long-term capital gain or loss) will depend upon the status of the Holder, the nature of the Claim in its hands, the purpose and circumstances of its acquisition, the Holder's holding period of the Claim, and the extent to which the Holder previously claimed a deduction for the worthlessness of all or a portion of the Claim. A Holder which purchased its Claim from a prior Holder at a market discount may be subject to the market discount rules of the Code, which could characterize a portion of the gain recognized as ordinary income. HOLDERS OF CLAIMS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE RECOGNITION OF GAIN OR LOSS FOR FEDERAL INCOME TAX PURPOSES ON THE SATISFACTION OF THEIR CLAIMS.

C. Allocation of Consideration to Interest

A portion of the consideration received by a Holder in satisfaction of an Allowed Claim pursuant to the Plan may be allocated to the portion of such Allowed Claim (if any) that represents accrued but unpaid interest. The Plan does not provide an allocation of the consideration to be received by the Holders of Allowed Claims. Accordingly, the manner in which such allocation must be made for federal income tax purposes is not clear. If any portion of the distribution were required to be allocated to accrued interest, such portion would be taxable to the Holder as interest income (if, under the Holder's applicable accounting method, such interest was not previously included in the Holder's gross income). Conversely, a Holder will recognize a deductible loss (or, possibly, a write-off against a reserve for bad debts) to the extent any accrued interest claimed was previously included in its gross income and is not paid in full.

In the event of such allocation, only the balance of the distribution would be considered received by the Holder in respect of the principal amount of the Allowed Claim. An allocation to accrued interest would reduce the amount of the gain, or increase the amount of loss, realized by the Holder with respect to the Allowed Claim. If any such loss were a capital loss, it would not offset any amount of the distribution that was treated as ordinary interest income (except, in the case of individuals, to the limited extent that capital losses may be deducted against ordinary income).

To the extent that any portion of the distribution is treated as interest, Holders may be required to provide certain tax information in order to avoid the withholding of taxes. HOLDERS OF CLAIMS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX TREATMENT OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR CLAIMS.

D. Federal Income Tax Treatment of Holders of Interests

In accordance with the Plan, Holders of an Interest in the Debtor shall receive no distribution of any kind. A Holder of an Interest in a Debtor generally will recognize loss in the amount of the Holder's adjusted tax basis in its Interest. The character of any recognized loss will depend upon several factors, including but not limited to: (i) the status of the Holder, (ii) the nature of the Interest in the Holder's hands, (iii) the purpose and circumstances of its acquisition, (iv) the Holder's holding period, and (v) the extent to which the Holder had previously claimed a deduction for the worthlessness of all or a portion of the Interest.

A loss generally is treated as sustained in the taxable year for which there has been a closed and completed transaction, and no portion of a loss with respect to which there is a reasonable prospect of reimbursement may be deducted until it can be ascertained with reasonable certainty whether or not such reimbursement will be recovered. HOLDERS OF INTERESTS IN THE DEBTOR SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE RECOGNITION OF LOSS FOR FEDERAL INCOME TAX PURPOSES ON THE CONSUMMATION OF THE PLAN.

E. Backup Withholding and Information Reporting

Certain payments, including the payments with respect to Claims pursuant to the Plan, generally are subject to information reporting by the payor (the Debtor) to the IRS. Moreover, under certain circumstances, such repayments may be subject to backup withholding. Under the IRC's backup withholding rules, a Holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan, unless the Holder: (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number (social security number or employer identification number) ("TIN") to the payor and certifies, under penalties of perjury, that the TIN provided is its correct number and it is not subject to backup withholding because of a failure to report all dividend and interest income. Accordingly, the Debtor may be required to withhold a portion of any payments made to a Holder of an Allowed Claim who does not satisfy the above requirements.

THE FOREGOING IS INTENDED TO BE ONLY A SUMMARY OF CERTAIN OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER'S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. THIS SUMMARY IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FEDERAL, STATE AND LOCAL INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND IN SOME CASES, UNCERTAIN. SUCH CONSEQUENCES MAY ALSO VARY BASED ON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE AND LOCAL INCOME AND OTHER TAX CONSEQUENCES UNDER THE PLAN.

VII. DISTRIBUTION PROJECTION.

A. Estimated Distributions

The Debtor projects the Classes 1 through 7 will be paid in full. The Debtor projects that there will be a distribution to the holders of Class 8 Unsecured Claims of appoximately 0.5%. Attached hereto as Exhibit 2 is a chart detailing the Debtor's projected distribution to creditors, including a statement of estimated asset values and a budget detailing estimated administrative costs and expenses.

Based on the outcome of a number of variables, including litigation contingencies, there is a significant risk that the Debtor will not have sufficient funds to make any payments to the holders of Class 8 Unsecured Claims. It is also possible that the Debtor will not have sufficient funds to pay the holders of Priority Claims (Classes 4 through 7) in full.

B. Key Variables and Risk Factors

The key variables and risk factors affecting the funds available for distribution to creditors under the Plan are:

    Cash on hand. Currently the Debtor holds approximately $3,900,000 in cash.
    Future preference recoveries. Preference recoveries are discussed at Section V.J. of this Disclosure Statement.
    Outcome of lien avoidance claims pending against the Letter of Credit Lenders. These claims are discussed at Section V.H. of this Disclosure Statement.
    Success of claims against US Bank. These claims are discussed at Section V.M. of this Disclosure Statement.
    Outcome of pending claim objection against Discover's Class 6 Claim. This dispute is discussed at Section V.K. of this Disclosure Statement.
    The realizable value from liquidation of the remaining physical Assets of the Estate (other than IAC/GMAC collateral). This issue is discussed at Section V.N. of this Disclosure Statement.
    Successful collection of remaining accounts and general intangibles. This issue is discussed at Section V.N. of this Disclosure Statement.
    Minimization of ongoing costs of administration of the Chapter 11 Case, including the fees of Professional Persons.
    Allowed amount of Class 8 Unsecured Claims. The Debtor has not completed its Claims analysis. The filed amount of Class 8 Unsecured Claims totals approximately $135,000,000. The Debtor estimates that, after completion of the claims allowance process, the amount of Allowed Class 8 Claims will total approximately $120,000,000.

VIII. LIQUIDATION ANALYSIS.

Confirmation of the Plan requires that the Debtor show that each Holder of an Allowed Claim or Allowed Interest who is entitled to vote for or against the Plan either (a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date of the Plan, that is not less than the value such Holder would receive or retain if the Debtor were liquidated under Chapter 7 of the Code. This analysis requires that the Court determine what the Holders of Allowed Claims and Allowed Interests in impaired Classes would receive if the Debtor's Chapter 11 Case were converted to a Chapter 7 liquidation case and the Debtor's assets were liquidated in the context of Chapter 7. In this scenario, the cash available for the satisfaction of Holders of Allowed Claims and Equity Interests would consist of the proceeds resulting from the liquidation of the Debtor's remaining assets plus the cash held by the Debtor at the time of the conversion to Chapter 7. This cash amount would be reduced by the costs and expenses of the Chapter 7 liquidation case.

The Debtor believes that skillful liquidation of the Debtor's remaining assets will serve to maximize the chance of full payment of Classes 1, 2, 3, 4, 5, 6 and 7, as well as some distribution to Class 8. The Debtor believes that the Plan will produce a greater a recovery for creditors than would be achieved in a Chapter 7 liquidation because the Debtor believes that additional administrative costs and delays incurred in connection with a Chapter 7 proceeding would likely diminish the distributions to creditors. The Debtor's costs of liquidation under Chapter 7 would include, among other things, the fees payable to a trustee in bankruptcy, as well as those fees payable to the trustee's attorneys and other professionals, plus any unpaid expenses incurred by the Debtor during the Chapter 11 case, such as compensation for Professional Persons and the costs and expenses of the Committee that are allowed in the Chapter 7 cases. The foregoing types of claims, and such other claims which may arise in the Chapter 7 liquidation case, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay claims arising in the Debtor's Chapter 11 case.

In addition to Chapter 7 trustee's fees, a liquidation and distribution conducted by the Debtor has several advantages over a potential liquidation by a Chapter 7 trustee that the Debtor believes would contribute to cost savings and lead to a higher recovery in liquidating the Debtor's assets. The Debtor estimates that the Chapter 7 trustee and its professionals would take a significant amount of time to educate themselves regarding the Debtor's case. For example, the Chapter 7 trustee would be required to get up to speed regarding the Debtor's preference claims and any other outstanding litigation, including any litigation against Discover and US Bank. The Debtor further believes that it is in the best position to recover excise tax refunds. The Debtor's request for refunds (exceeding $500,000) is current subject to audit, and the Debtor is in the best position to resolve the audit favorably.

The Debtor believes that the Plan and distributions thereunder will provide a greater recovery than liquidation of the Debtor under Chapter 7. One factor that leads the Debtor to this conclusion is that the officer of the Debtor who will lead the liquidation effort under the Plan is David Rescino. Mr. Rescino previously performed a similar function in the Chapter 11 liquidation of Exec Express II, Inc. d/b/a Aspen Mountain Air/Lone Star Airlines, and is highly experienced and knowledgeable with respect to the airline-specific issues and the liquidation of airline assets. Moreover, Mr. Rescino has been the Chief Financial Officer of the Debtor since February 2001, and is intimately familiar with the Debtor's assets, finances, business records, and business operations. Mr. Rescino's ability to maximize the recovery for creditors is further enhanced by the fact that he will be able to use existing staff to assist in the collection and recovery of assets. Further, the Debtor believes that a Chapter 7 trustee would be required to retain an accounting firm, as the estate's cost, to assist in the analysis and prosecution of collection of preference actions. The Debtor, by contrast, will continue to use existing staff to do such an analysis at what the Debtor believes would be less than the cost charged by an outside accounting firm.

Finally, a Chapter 7 trustee is entitled to a commission based on distributions to creditors, and such commission is not applicable to distributions under the Plan. The Debtor estimates that the total amount distributable to creditors under the Plan is approximately $7,000,000. Assuming that this amount were distributed in a Chapter 7 case, and assuming that the Chapter 7 trustee was allowed its commission at the statutory cap as set forth at Code Section 326, the trustee's commission would equal approximately $233,000. This commission would be in addition to any attorneys' fees allowed to the trustee's counsel. It should be noted that the Court in a Chapter 7 case might allow the trustee's commission at less than the full amount permitted under Code Section 326.

After consideration of the effects that a Chapter 7 liquidation of the Debtor's assets would have on the ultimate proceeds available for distribution to the Debtor's creditors in the Chapter 11 Case, the Debtor believes that confirmation of the Plan will provide each Holder of an Allowed Claim entitled to distributions under the Plan with more than the amount it would receive pursuant to a hypothetical liquidation of the Debtor's assets under Chapter 7 of the Code. The Debtor also asserts that the present value of any distributions from the liquidation proceeds of a hypothetical Chapter 7 liquidation to each Class of Allowed Claims under Chapter 7 would be less than the present value of distributions under the Plan because the distributions in a Chapter 7 case would not occur for a substantial period of time. The Debtor believes that it is likely that distribution of Chapter 7 liquidation proceeds would occur substantially later than the distributions that are to occur under the Plan.

IX. ALTERNATIVES TO THE PLAN.

The only realistic alternative to the Plan is a liquidation of the Debtor's assets through a conversion of the Chapter 11 case to a case under Chapter 7 of the Code and the appointment of a Chapter 7 trustee.

The Debtor believes that conversion of the Chapter 11 case to a liquidation case under Chapter 7 would result in a delayed distribution to all creditors and a smaller percentage recovery for creditors than would be realized under the Plan. The Debtor asserts that there can be no guarantee that a Chapter 7 trustee would retain any of the professionals associated with the Chapter 11 case, and accordingly the Chapter 7 trustee and its counsel would require additional time and incur additional expense to learn the necessary details of the case. Moreover, the trustee's fees and the fees of the trustee's professionals would be payable ahead of the claims of the creditors pursuant to the provisions of the Code. The Debtor asserts that it has taken a proper approach to maximization of the recovery to all creditors in the case, and that the Committee's strategy would have required the Debtor to accept inordinate litigation risk for the potential benefit of Class 8 General Unsecured Creditors while sacrificing what the Debtor believes to be its overall mission--to maximize recovery to all unsecured creditors without placing undue emphasis on the interests of any one class of creditors. The Debtor asserts that if the case were converted to a Chapter 7 case, the following scenario is quite possible: The members of the Committee (or other unsecured creditors) would elect a trustee and that trustee would retain counsel for the Committee as counsel to the trustee. The trustee and its counsel would, in the Debtor's opinion, be willing to take improper litigation risks and incur attorneys' fees that would jeopardize the Chapter 7 trustee's ability to pay priority creditors (such a wage claims) in full. The Committee strongly asserts that the Debtor is incorrect in this regard. The Debtor believes that the Plan presents the best alternative for all creditors.

The Committee has stated that it opposes the Plan.

Pegasus Aviation, Inc. is the largest Class 8 General Unsecured Creditor in the case, and it holds a Class 8 General Unsecured Claim of $58,622,802, nearly 50 % of the total dollar amount of the Class 8 General Unsecured Claims. Pegasus has indicated that it supports the Plan and urges Class 8 General Unsecured Creditors to accept the Plan.

X. CONCLUSION: SOLICITATION OF ACCEPTANCES.

The Debtor strongly recommends that all creditors, including Class 8 General Unsecured Creditors, vote to accept the Plan.

PLEASE FILL OUT THE ENCLOSED BALLOT AND MAIL IT IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED WITH THE BALLOT.

Dated: November 4, 2003. VANGUARD AIRLINES, INC.

By: /s/ David A. Rescino

David Rescino, President and

Chief Financial Officer

POLSINELLI SHALTON & WELTE, P.C.

BY: /s/ David D. Ferguson

DANIEL J. FLANIGAN (MO #26229)

DAVID D. FERGUSON (KS $#4891)

700 West 47th Street, Suite 1000

Kansas City, Missouri 641112

Telephone No. (816) 753-1000

Telecopy No. (816) 753-1536

ATTORNEYS FOR VANGUARD AIRLINES, INC.

EXHIBIT 1

APPENDIX "A"
Name and Address of Creditor

A & A MIDWAY MOTOR SERVICE, 6235 S. MOODY AVE.,, , ,, CHICAGO,IL, 60638,
AAR AIRCRAFT COMPONENT SERVICE, P.O. BOX 70205,, ACCT#-2665770, ,, CHICAGO,IL, 60673-0205,
AAR AIRCRAFT SERVICES, PO BOX 70205,, , ,, CHICAGO,IL, 60673-0205,
AAR ALLEN-ACCT#-0122021, P O BOX 70205,, , ,, CHICAGO,IL, 60673-0205,
AARON RENTS INC, 7801 FRONTAGE ROAD,, , ,, OVERLAND PARK,KS, 66204, USA
AAXICO, P O BOX 522875,, 8881 N.W. 13TH TERRACE, ,, MIAMI,FL, 33172,
ACCEPTANCE INC, dba MAXAERO,, 1600 SMITH ST #4275, ,, HOUSTON,TX, 77002,
ACII, PO BOX 2512,, , ,, GRAPEVINE,TX, 76099, USA
ADP INVESTOR COMM. SERV., ATTN: MIKE/ACCOUNTS REC,, 51 MERCEDES WAY, ,, EDGEWOOD,NY, 11717,
ADVANCE AUTO PARTS, PO BOX 105984 DEPT 14,, , ,, ATLANTA,GA, 30348-5984,
AERO DECALS, 1914 CANOVA ST SE,, , ,, PALM BAY,FL, 32909, USA
AERO EXPRESS INC, PO BOX 1212,, 1825-1 SW MARKET ST, ,, LEES SUMMIT,MO, 64063,
AERO HARDWARE & SUPPLY CO, PO BOX 552530,, , ,, FT LAUDERDALE,FL, 33355, USA
AEROCELL STRUCTURES INC., 115 CENTENNIAL DRIVE,, , ,, HOT SPRINGS,AR, 71913,
AERODATA, INC, 14988 NORTH 78TH WAY,, SUITE 214, ,, SCOTTSDALE,AZ, 85260, USA
AERO-LINK ARIZONA INC, 16051 N 82ND STREET,, , ,, SCOTTSDALE,AZ, 85260, USA
AEROMANTENIMIENTO, S.A. , AEROPUERTO INTERNACIONAL EL SAVADOR, EL SAVADOR, CENTRO AMERICA
AERONAUTICAL COMM.GROUP INC., 133 DEFENSE HIGHWAY,, SUITE #207, ,, ANNAPOLIS,MD, 21401,
AEROPARTS, INC., 7286 NW 70TH STREET,, , ,, MIAMI,FL, 33166, USA
AEROSPACE SERVICE INC, 757 SE 17TH ST., STE 141,, , ,, FORT LAUDERDALE,FL, 33316, USA
AEROTECH ENGINEERING, INC., 19655 DESCARTES,, , ,, FOOTHILL RANCH,CA, 92610, USA
AERO-ZONE, INC., 3045 N. COLORADO ST.,, STE #5, ,, CHANDLER,AZ, 85225, USA
AFLAC, ATTN REMITTANCE PROCESSING SER,, 1932 WYNNTON ROAD, ,, COLUMBUS,GA, 31999-0001, USA
AIR CANADA, ,, , ,, ,, , USA
AIR CARRIER ASSOC OF AMERICA, 1500 K STREET,, SUITE 250, ,, WASHINGTON,DC, 20005-1714, USA
AIR CRUISERS COMPANY, PO BOX 8500-42040,, , ,, PHILADELPHIA,PA, 19178-8500,
AIR INDUSTRIES TRUCKING, DEPT 1265,, P O BOX 2153, ,, BIRMINGHAM,AL, 35287,
AIRBORNE EXPRESS, PO BOX 91001,, , ,, SEATTLE,WA, 98111,
AIRCRAFT DUCTING REPAIR INC, 101 HUNTERS CIRCLE,, , ,, FORNEY,TX, 75126,
AIRCRAFT EQUIPMENT INDUSTRIES, 3975 PEMBROKE ROAD,, , ,, HOLLYWOOD,FL, 33021, USA
AIRCRAFT INTERIOR DESIGN INC, PO BOX 7247-7178,, , ,, PHILADELPHIA,PA, 19170-7178,
AIRCRAFT PARTS SUPPORT INC, 9550 NW 38TH STREET,, , ,, MIAMI,FL, 33178,
AIRCRAFT SERV INTNL AUS, 3324 SPIRIT OF TEXAS DRIVE,, , ,, AUSTIN,TX, 78719, USA
AIRCRAFT SERV INTNL -PIT, PO BOX 910701,, , ,, DALLAS,TX, 75391-0701, USA
AIRCRAFT SERVICE INTL-ATL, P O BOX 198309,, , ,, ATLANTA,GA, 30384-8309,
AIRCRAFT SURPLUS, INC., 8125 NW 74TH AVE BAY #2,, , ,, MIAMI,FL, 33166, USA
AIRCRAFTERS, INC, 320 CORNELL DRIVE,, SUITE D-7, ,, WILMINGTON,DE, 19801, USA
AIRLIANCE MATERIALS LLC, PO BOX 95727,, , ,, CHICAGO,IL, 60694-5727,
AIRLINE AUTOMATION INC, 3530 E CAMPO ABIERTO #200,, , ,, TUCSON,AZ, 85718-3327, USA
AIRLINE COMPONENT PARTS INC, 1111 STANLEY DRIVE,, , ,, EULESS,TX, 76040,
AIRLINE TARIFF PUBLISHING CO, ATTN: ACCOUNTS RECEIVABLE,, P O BOX 17415, ,, WASHINGTON,DC, 20041-0415,
AIRLINE TECH REPSLLC, 756 PORT AMERICA PLACE,, SUITE 700, ,, GRAPEVINE,TX, 76051, USA
AIRPORT GROUP INTL, PO BOX 406820,, , ,, ATLANTA,GA, 30384-6820,
AIRPORT RECYCLING SPECIALIST, INC., 731 N.W. 93 AVE,, , ,, PEMBROKE PINES,FL, 33024, USA
AIRPORT REVENUE FUND/ DEN, ,, , ,, DENVER,CO, , USA
AIRPORT SHUTTLE, DIVISION OF CERINI INVESTMENTS,, 11300, SOUTH AIRPORT DRIVE,, COLUMBIA,MO, 65201, USA
AIRPORT TERMINAL SERVICES, 500 NORTHWEST PLAZA,, SUITE 1100, ,, ST LOUIS,MO, 63074, USA
AIRWAY MAINTENANCE INC., BLDG 67,, JFK INTERNATIONAL AIRPORT, ,, JAMAICA,NY, 11430, USA
AKZO NOBEL AEROSPACE COATINGS, INC., P.O. BOX 73488,, , ,, CHICAGO,IL, 60673, USA
ALEXANDER OPEN SYSTEMS, INC., 10055 LAKEVIEW AVE,, , ,, LENEXA,KS, 66219, USA
ALL STAR AWARDS INC, 835 W 39TH STREET,, , ,, KANSAS CITY,MO, 64111,
ALLEGHENY AIRPORT AUTHORITY, PITTSBURGH INTL AIRPORT,, PO BOX 12370, ,, PITTSBURGH,PA, 15231-0370, USA
ALLEGHENY COUNTY, AIRPORT AUTHORITY,, PO BOX 642623, ,, PITTSBURGH,PA, 15264-2623,
ALLOY-OXYGEN & WELDING, SUPPLY CO INC,, 60 S 24TH ST, ,, PITTSBURGH,PA, 15203-2192,
AMADEUS GLOBAL TRAVEL DISTRIBUTION, SALVADOR DE MADARIAGA, 1,, 28027 MADRID, SPAIN,, ,, , USA
AMERICAN AIRLINES INC, TRADE RECEIVABLES,, P O BOX 70588, ,, CHICAGO,IL, 60673-0588,
AMERICAN AIRLINES KC, 33 ROME CIRCLE,, , ,, KANSAS CITY,MO, 64153,
AMERICAN BANK NOTE COMPANY, P O BOX 5457 G P O,, , ,, NEW YORK,NY, 10087-5457,
AMERICAN CASTER, 2604 N.E. INDUSTRIAL DRIVE,, #290, ,, NORTH KANSAS CITY,MO, 64117, USA
AMERICAN COMPOSITE, 9730 NORTHWEST 114TH WAY,, , ,, MEDLEY,FL, 33178, USA
AMERICAN COOLER SERVICE INC, 921 W. MAYFIELD ROAD,, SUITE 136, ,, ARLINGTON,TX, 76015, USA
AMERICAN FREIGHTWAYS, 4103 COLLECTION CENTER DRIVE,, , ,, CHICAGO,IL, 60693, USA
AMERICAN FREIGHTWAYS, PO BOX 910150,, , ,, DALLAS,TX, 75391-0150,
AMERICAN HONDA FINANCE CORP, P O BOX 660668,, , ,, DALLAS,TX, 75266-0668,
AMERICAN TRANS AIR INC., 7337 W. WASHINGTON,, , ,, INDIANAPOLIS,IN, 46231,
AMERISUITES KCI AIRPORT, 7600 NW 97TH TERRACE,, , ,, KANSAS CITY,MO, 64153, USA
AMERISUITES-DENVER AIRPORT, 16250 EAST 40TH AVENUE,, , ,, AURORA,CO, 80011, USA
AMERITECH - IL, BILL PAYMENT CENTER,, , ,, CHICAGO,IL, 60663-0001,
AMERON GLOBAL PRODUCT SUPPORT, 10271 BACH BLVD,, , ,, ST LOUIS,MO, 63132-1367, USA
AMOCO OIL COMPANY, ACCOUNT NUMBER#57-136-33,, ABA NUMBER: 071-000-013, ,, ,, ,
AM-SAFE INC., BANK OF AMERICA ILLINOIS,, 96786 COLLECTION CENTER DRIVE, ,, CHICAGO,IL, 60693,
ANSETT AIRCRAFT SPARES & SVCS, PO BOX 60640,, , ,, LOS ANGELES,CA, 90060-0640,
AON RISK SERVICES, 75 REMITTANCE DRIVE,, SUITE 1943, ,, CHICAGO,IL, 60675-1943,
AOS, 1055 LAKEVIEW AVENUE,, , ,, LENEXA,KS, 66219, USA
APCOA PARKING -KC, PO BOX 20412,, , ,, KANSAS CITY,MO, 64195,
AQUILA, PO BOX 219703,, , ,, KANSAS CITY,MO, 64121-9703,
ARGENBRIGHT SECURITY INC, P.O. BOX 930943,, , ,, ATLANTA,GA, 31193,
ARGER, 350 SOUTH ROCK BOULEVARD,, , ,, RENO,NV, 89502, USA
ARINC INCORPORATED, AERONAUTICAL RADIO INC,, P O BOX 277217, ,, ATLANTA,GA, 30384-7217,
ASIG (DENV FUEL SYSTEMS M & O), PO BOX 025497,, DEPT 100, ,, MIAMI,FL, 33102-5497,
ATLANTA AIRLINES TERMINAL CORP, HARTSFIELD ATLANTA INTL A/P,, P O BOX 45170, ,, ATLANTA,GA, 30320,
ATLANTIC AVIATION CORP, PO BOX 641830,, , ,, PITTSBURGH,PA, 15264-1830,
ATLAS GROUPS, PO BOX 882136,, , ,, LOS ANGELES,CA, 90009-2136, USA
AUSTIN AERO JET CENTER, AUSTIN BERGSTROM INTNL AIRPORT,, 4309 GENERAL AVIATION AVE, ,, AUSTIN,TX, 78719, USA
AUSTIN AMERICAN-STATESMAN, 305 S. CONGRESS,, , ,, AUSTIN,TX, 78704, USA
AUTAIR FREIGHT SERVICES, 7301 NW 34TH STREET,, , ,, MIAMI,FL, 33122,
AV PARTS CORP, 7845 NW 56TH ST,, , ,, MIAMI,FL, 33166, USA
AVAYA FINANCIAL SERVICES, PO BOX 93000,, , ,, CHICAGO,IL, 60673,
AVBORNE ACC. GROUP, DEPARTMENT NO. 211060,, , ,, MIAMI,FL, 33121,
AVIALL BATTERY SHOP, 1312 CROSBY ROAD,, , ,, CARROLLTON,TX, 75006, USA
AVIALL WHEEL & BRAKE, PO BOX 843279,, , ,, DALLAS,TX, 75284-3279, USA
AVIALL, P O BOX 843279,, , ,, DALLAS,TX, 75284-3279,
AVIATION EQUIPMENT INC, 7230 FULTON AVE,, , ,, NORTH HOLLYWOOD,CA, 91605,
AVIATION SECURITY CLEARING HOUSE, 601 MADISON STREET,, SUITE 400, ,, ALEXANDRIA,VA, 22314, USA
AVIATION SYSTEMS INTL INC, 1701B CLINT MOORE RD,, , ,, BOCA RATON,FL, 33487,
AVIO SERV, 6495 MERINDUSTRY PLACE,, , ,, SAN DIEGO,CA, 92121, USA
AVIO-DIEPEN INC, 561 AIRPORT SOUTH PARKWAY,, SUITE 500, ,, ATLANTA,GA, 30349, USA
AVIOSUPPORT INC, 8525 120TH AVENUE NE,, , ,, KIRKLAND,WA, 98033,
BAGGAGE EXPRESS LGA, 466 MAIN TERMINAL,, , ,, LA GUARDIA AIRPRT,NY, 11371, USA
BARCLAY CLUB APARTMENTS, 3800 N W BARRY ROAD,, , ,, KANSAS CITY,MO, 64154, USA
BARFIELD, PO BOX 931565,, , ,, ATLANTA,GA, 33193-1565,
BARON INTERNATIONAL AVIATION, NW#7737,, PO BOX 1450, ,, MINNEAPOLIS,MN, 55485-7737,
BARRETT MOVING & STORAGE, 7100 WASHINGTON AVE. SOUTH,, ATTEN:LOIS MILLER, ,, EDEN PRARIE,MN, 55344, USA
BARRINGER INSTRUMENTS INC, 30 TECHNOLOGY DRIVE,, , ,, WARREN,NJ, 07059, USA
BARRY CONTROLS AEROSPACE, FILE #7920,, , ,, LOS ANGELES,CA, 90074-7920,
BASIC BUSINESS PRODUCTS, 3123 MERRIAM LANE,, , ,, KANSAS CITY,KS, 66106, USA
BAX GLOBAL LOGISTICS, DEPT CH 10391,, , ,, PALITINE,IL, 60055-0391, USA
BE AEROSPACE -ORANGE CA, PO BOX 65277,, , ,, CHARLOTTE,NC, 28265-0277,
BEACH BAGS INC, ,, 509 LAKE PARK DRIVE, ,, MYRTLE BEACH,SC, 29575,
BEDEK AVIATION GROUP, IAI ENGINES DIVISION,, BEN-GURION INTL AIRPORT, CABLES: ISRAELAVIA,, ,, , USA
BEDEK AVIATION GROUP, ISRAEL AIRCRAFT INDUSTRIES LTD,, BEN-GURION INTL AIRPORT, ,, CABLES,ISRAELAVIA, ,
BELL SOUTH -, PO BOX 740144,, , ,, ATLANTA,GA, 30374-0144,
BELL SOUTH, PO BOX 70807,, , ,, CHARLOTTE,NC, 28272-0807, USA
BENEFIT COORDINATORS CORP, P O BOX 400043,, , ,, PITTSBURGH,PA, 15268-0043, USA
BERGSTROM AIRMOTIVE, INC, PO BOX 2670,, , ,, WIMBERLEY,TX, 78676, USA
BEST WESTERN GROSVENOR, 380 S. AIRPORT BLVD,, , ,, SOUTH SAN FRANCISCO,CA, 94080, USA
BFI WASTE SERVICES, P.O. BOX 9001099,, , ,, LOUISVILLE,KY, 40290-1099, USA
BIG SKY DISTRIBUTORS, 14220 WYANDOTTE STREET,, , ,, KANSAS CITY,MO, 64145,
BOEING COMMERCIAL AIRPLANES GR, P O BOX 3707,, , ,, SEATTLE,WA, 98124-2207,
BP OIL AND EXPLORATION CO, 28100 TORCH PARKWAY,, , ,, WARRENVILLE,IL, 60555, USA
BRIAN MORELAN, FLT OPS,, , ,, ,, , USA
BRICE MANUFACTURING CO, 10262 NORRIS AVENUE,, , ,, PACOIMA,CA, 91331, USA
BRITAX HEATH TECNA, 3225 WOBURN STREET,, ATTN: ACCOUNTS RECEIVABLE, ,, BELLINGHAM,WAwa, 98226, USA
BROLIN LOCK & SAFE, 3820 W. 79TH ST.,, , ,, CHICAGO,IL, 60652,
BROWARD COUNTY AVIATION DEPT-FLL, ATT: FINANCE DIVISION,, 320 TERMINAL DRIVE, ,, FORT LAUDERDALE,FL, 33315, USA
BROWNSTEIN HYATT & FARBER P.C., 410 17TH STREET,, 22ND FLOOR, ,, DENVER,CO, 80202, USA
BRYAN TURNER, 8041 SOUTH 79TH EAST AVENUE,, , ,, TULSA,OK, 74133,
BUBLITZ MACHINERY CO., ,, PO BOX 414264, ,, KANSAS CITY,MO, 64141-4264,
BUNZL KANSAS CITY, 5772 COLLECTION CENTER DR,, , ,, CHICAGO,IL, 60693-5772, USA
BURNS INT'L SECURITY
BUSINESS SYSTEMS INC., 1710 WYANDOTTE,, , ,, KANSAS CITY,MO, 64108-1285,
BYREN V SPRANKLE, 14701 SW 79 CT,, , ,, MIAMI,FL, 33158, USA
CAMDEN PASSAGE APARTMENTS, 6360 NORTH LONDON AVENUE,, , ,, KANSAS CITY,MMO, 64151, USA
CARQUEST OF 63RD STREET, 5815 W 63RD STREET,, , ,, CHICAGO,IL, 60638, USA
CCH INCORPORATED, P.O. BOX 4307,, , ,, CAROL STREAM,IL, 60197-4307,
CELESTE INDUSTRIES CORPORATION, ATTN; LYNN SMITH,, P O BOX 775, 7978 INDUSTRIAL PARK ROAD,, EASTON,MD, 21601,
CENTURY LABS, INC, PO BOX 802759,, , ,, KANSAS CITY,MO, 64180-2759,
CERIDIAN BENEFITS SERVICES, P O BOX 402610,, , ,, ATLANTA,GA, 30384-2610,
CHARLES ODELL, FLT OPS,, , ,, ,, , USA
CHASE SUITE HOTEL, 9900 NW PRAIRIE VIEW ROAD,, , ,, KANSAS CITY,MO, 64153, USA
CHAVERS ELECTRIC INC, 8040 CHERRY LAKE RD,, , ,, GROVELAND,FL, 34736, USA
CHERYL PAPPONEETTI, 27 BEVERLY DR,, , ,, BOCKPORT,NY, 14420, USA
CHEVRON PRODUCTS CO., ,, , ,, ,, , CAN
CINTAS - 690, 1735 CHERRY STREET,, , ,, KANSAS CITY,MO, 64108,
CINTAS 013, 40 ABLE ROAD,, , ,, BRIDGEVILLE,PA, 15017,
CINTAS 021, PO BOX #5,, , ,, BEDFORD PARK,IL, 60499-0005, USA
CITICORP VENDOR FINANCE INC, PO BOX 41647,, , ,, PHILADELPHIA,PA, 19101-1647, USA
CITY OF ATLANTA, DEPARTMENT OF AVIATION,, PO BOX 920500, ,, ATLANTA,GA, 30392,
CITY OF ATLANTA, DEPARTMENT OF AVIATION,, PO BOX 945876, ,, ATLANTA,GA, 30394,
CITY OF AUSTIN, DEPARTMENT OF AVIATION,, 3600 PRESIDENTIAL BLVD., SUITE 411,, AUSTIN,TX, 78719, USA
CITY OF AUSTIN-PFC, DEPARTMENT OF AVIATION-PFC,, 3600 PRESIDENTIAL BLVD, SUITE 411,, AUSTIN,TX, 78719, USA
CITY OF CHICAGO, ENTERPRISE ACCOUNTING DIVISION,, 333 S STATE ST, SUITE420,, CHICAGO,IL, 60604,
CITY OF CHICAGO-PFC, ENTERPRISE ACCOUNTING DIVISION,, 333 S STATE ST, SUITE 420,, CHICAGO,IL, 60604, USA
CITY OF COLLEGE PARK, TAX DEPARTMENT,, P O BOX 87137, ,, COLLEGE PARK,GA, 30337, USA
CITY OF LOS ANGELES, DEPT OF AIRPORTS,, FILE 54989, ,, LOS ANGELES,CA, 90074-0001, USA
CITY OF LOS ANGELES-PFC, DEPT OF AIRPORTS-ACCTG BUREAU,, P O BOX 92216, ,, LOS ANGELES,CA, 90009-2216, USA
CITY OF SEATTLE-PFC, PORT OF SEATTLE,, P O BOX 34249-1249, ,, SEATTLE,WA, 98124-1249, USA
CITY SERVICES COURIERS INC, PO BOX 172,, , ,, MILLBRAE,CA, 94030, USA
CITY TREASURER OF KANSAS CITY, AVIATION DEPARTMENT LOCKBOX,, P O BOX 210513, ,, KANSAS CITY,MO, 64141-0513,
CITY TREASURER OF KANSAS CITY-PFC, PO BOX 210513,, , ,, KANSAS CITY,MO, 64141-0513, USA
COBERT BANKING CO, 3375 PARK AVE, SUITE 3003,, , ,, WANTAGH,NY, 11793, USA
COCA-COLA BTLG OF MID-AMERICA, P O BOX 804407,, , ,, KANSAS CITY,MO, 64180-4407,
COLORADO JET CENTER INC, 1575 AVIATION WAY,, , ,, COLORADO SPRINGS,CO, 80916, USA
COLORADO SPRINGS AIRPORT, 7770 DRENNAN ROAD,, , ,, COLORADO SPRINGS,CO, 80916, USA
COLORADO SPRINGS AIRPORT, PO BOX 18200,, , ,, COLORADO SPRINGS,CO, 80935-8200, USA
COLUMBUS JACK, 2222 SOUTH THIRD STREET,, , ,, COLUMBUS,OH, 43207, USA
COM ED, BILL PAYMENT CENTER,, , ,, CHICAGO,IL, 60668-0001, USA
COMFORT INN - ATL AIRPT CENTRAL, 4601 BEST ROAD,, , ,, COLLEGE PARK,GA, 30337,
COMFORT SUITES DIA, 6210 TOWER ROAD,, , ,, DENVER,CO, 80249, USA
COMMISSIONER OF TAX & FINANCE, NYS TAX DEPARTMENT,, P O BOX 1833, ,, ALBANY,NY, 12201-1833,
COMMUNICATIONS WORK SERVICES, ,, 8022 E 79TH STREET, ,, KANSAS CITY,MO, 64138,
CONTINENTAL AIRLINES, P O BOX 0201970,, , ,, HOUSTON,TX, 77216-1970,
COOPESA AIRCRAFT MAINTENANCE, 300 Mts. CESTE AEROPUERTO,, , ,, JUAN SANTAMARIA,ALAJUELA, ,
CORPORATE EXPRESS, BOX 71928,, , ,, CHICAGO,IL, 60694-1928, USA
COURIERWORKS, INC, DBA XPEDITE LOGISTICS,, PO BOX 2042, ,, SAN ANTONIO,TX, 78297, USA
COURTNEY BEAUMONT, RESV/VISION,, , ,, ,, , USA
COURTYARD MARRIOTT - KCI, 7901 N TIFFANY SPRING PKWY,, , ,, KANSAS CITY,MO, 64153,
CRAIG BEATY, FL-OPS-V FILE,, , ,, ,, , USA
CUSTOM PRODUCTS INC, P O BOX 1141,, , ,, MOORESVILLE,NC, 28115,
D.R.A.G.N.E.T. CORPORATION ON-SITE, NARCOTICS DETECTION SERVICES,, 2507 SOUTH 42ND STREET, ,, KANSAS CITY,KS, 66106, USA
DANA HICKS COMPANY, P.O. BOX 888003,, , ,, ATLANTA,GA, 30356, USA
DAREN WELLS, FLT OPS,, V-FILE, ,, ,, , USA
DAVID REBEC, FLT OPS,, V-FILE, ,, ,, , USA
DAVID RESCINO, CFO,, , ,, ,, , USA
DAY STAR, P.O. BOX 34648,, , ,, N. KANSAS CITY,MO, 64116,
DAYMARK SOLUTIONS INC, 8355 MELROSE DRIVE,, , ,, LENEXA,KS, 66214-1629,
DAYS INN KC AIRPORT, 11120 NW AMBASSADOR DRIVE,, , ,, KANSAS CITY,MO, 64153, USA
dba MAXHAUL, MANAGEMENT ASSOC EXCHANGE INC,, 1600 SMITH SUITE 4275, ,, HOUSTON,TX, 77002,
DEBIS, 100 N E 3rd Avenue, SUITE 800,, , ,, FORT LAUDERDALE,FL, 33301, USA
DELLEM ASSOCIATES INC, ,, 14023 NORTH DALE MABRY HWY, ,, TAMPA,FL, 33618,
DELTA AIRLINES, P.O. BOX 102509,, , ,, ATLANTA,GA, 30368-0509,
DENVER AIRPORT REVENUE FUND, DENVER INTERNATIONAL AIRPORT,, P.O. BOX 492065, ,, DENVER,CO, 80249-2065,
DENVER AIRPORT REVENUE FUND-PFC, PO BOX 492065,, , ,, DENVER,CO, 80249-2065, USA
DFW INTERNATNL AIRPORT BOARD, ATTN:FINANCE DEPT - GRANTS/PFC,, P.O. BOX 844281, ,, DALLAS/FT WORTH,TX, 75284-4281,
DFW INTERNATNL AIRPORT BOARD-PFC, ATTN:FINANCE DEPT-PFCS,, P O DRAWER 619428, ,, DALLAS/FT WORTH,TX, 75261-9428, USA
DIAMOND SHAMROCK, ,, , ,, ,, ,
DICK CLARK, MARKETING DEPT,, , ,, ,, , USA
DISKCA-KC AIRPORT, 7900 NW TIFFANY SPRINGS PKWY,, , ,, KANSAS CITY,MO, 64153,
DOOR SYSTEMS, 507 SOUTHWEST LEA DRIVE,, , ,, LEES SUMMIT,MO, 64081, USA
DOT-TRANSPORTATION SECURITY ADMINISTRATION, ,, , ,, ,, , USA
DOUBLETREE CLUB LAS VEGAS, 7250 POLLOCK DRIVE,, , ,, LAS VEGAS,NV, 89119, USA
DOUBLETREE CLUB, 3400 NORMAN BERRY DRIVE,, , ,, ATLANTA,GA, 30344, USA
DOUBLETREE HOTEL, COLO SPRINGS WORLDWIDE ARENA,, 1775 E CHEYENNE MTN BLVD, ,, COLORADO SPRINGS,CO, 80906, USA
DOUBLETREE HOTEL-SAN FRANCISCO AIRPORT, 835 AIRPORT BLVD.,, , ,, BURLINGAME,CA, 94010-9949, USA
DOW JONES & COMPANY, INC., 200 BURNETT RD,, ATTN: ND-RPS, ,, CHICOPEE,MA, 01020-4615, USA
DUBS DREAD GOLF COURSE, 12601 HOLLINGSWORTH ROAD,, ATTN: LINDA MASSEY, ,, KANSAS CITY,KS, 66109, USA
DYNAMATION RESEARCH, 2301 PONTIUS AVENUE,, , ,, LOS ANGELES,CA, 90064,
EL PASO ENERGY, ,, , ,, ,, , USA
ELECTRONICS SUPPLY CO INC, ,, 4100 MAIN STREET, ,, KANSAS CITY,MO, 64111,
EMBASSY SUITES AUSTIN, 5901 NORTH IH-35,, , ,, AUSTIN,TX, 78723, USA
EQUIFAX CHECK SERVICES INC, P O BOX 30038,, , ,, TAMPA,FL, 33630-3038,
ERIC LORENZ, 7810 NORTH ADRIAN AVENUE,, , ,, KANSAS CITY,MO, 64151,
ERNST & YOUNG, ERNST & YOUNG LLP,, BANK OF AMERICA, 96760 COLLECTIONS CENTER DRIVE,, CHICAGO,IL, 60693,
EWEN MATHIESON, FRENTE DE LA PLAZA DEDEPORTES,, DULCE NOMBRE, LA GARITA ALAJUELA,, COSTA RICA,, , USA
EXPRESS FLIGHT INC, PO BOX 3262,, , ,, ST JOSEPH,MO, 64503,
F & E AIRCRAFT MNTC LAX, 531 MAIN STREET,, SUITE 672, ,, EL SEGUNDO,CA, 90245, USA
F&E ATLANTA, P O BOX 20784,, 175 JORDAN PLACE, ,, FAYETTEVILLE,GA, 30215,
FAB INDUSTRIES INC, P O BOX 4797,, CHURCH STREET STATION, ,, NEW YORK,NY, 10261-4797,
FASTENAL COMPANY, P O BOX 978,, , ,, WINONA,MN, 55987-0978, USA
FBO AVCENTER-PITTSBURGH, AMERICAN PORT SVCS/PITTSBURGH,, PO BOX 631193, ,, BALTIMORE,MD, 21263-1193, USA
FED BUREAU OF ALCOHOL TOBACCO, AND FIREARMS,, P.O. BOX 371962, ,, PITTSBURGH,PA, 15250-7962,
FEDERAL AVIATION ADMINISTRATION, AVIATION INSURANCE, APO-3,, 800 INDEPENDENCE AVE-SW RM939, ,, WASHINGTON,DC, 20591, USA
FEDERAL EXPRESS, PO BOX 1140 DEPT. A,, , ,, MEMPHIS,TN, 38101-1140,
FEDEX FREIGHT EAST, P. O. BOX 840,, , ,, HARRISON,AR, 72602-0840, USA
FELLFAB, LLC, 4753 AVIATION PARKWAY,, SUITE F, ,, COLLEGE PARK,GA, 30349, USA
FINOVA CAPITAL, 1900 Summit Tower Boulevard, Suite 860,, , ,, ORLANDO,FL, 32810, USA
FIRST MERCANTILE TRUST COMPANY, 57 GERMANTOWN COURT,, SUITE 400, ,, CORDOVA,TN, 38018,
FIRST WAVE, 5440 SOUTH 101 EAST AVE.,, , ,, TULSA,OK, 74146,
FLEXI INTERNATIONAL SOFTWARE, ATTEN: ACCOUNTS RECEIVABLE,, PO BOX 110340, ,, NAPLES,FL, 34108-0106,
FLIGHT DIMENSIONS INTERNATIONAL, 4501 FORD AVENUE,, SUITE 1200, ,, ALEXANDRIA,VA, 22302, USA
FLIGHT DIRECTOR INC, 100 MICHAEL ANGELO WAY,, BUILDING E, SUITE 600, ,, AUSTIN,TX, 78728,
FLIGHTSAFETY BOEING, PO BOX 75221,, , ,, CHARLOTTE,NC, 28275-0221,
FORD & HARRISON LLP, 1275 PEACHTREE STREET N E,, SUITE 600, ,, ATLANTA,GA, 30309,
FORD MOTOR CREDIT, P O BOX 219686 TL,, , ,, KANSAS CITY,MO, 64121-9686, USA
FORT LAUDERDALE-HOLLYWOOD INTL AIRPORT, 320 TERMINAL DRIVE,, , ,, FORT LAUDERDALE,FL, 33315, USA
FOUR POINTS SHERATON LA, 9750 AIRPORT BOULEVARD,, , ,, LOS ANGELES,CA, 90045, USA
FRANCISCO MONTERO, CORONADO SAN JOSE,, COSTA RICA, ,, ,, , USA
FRANKLIN MAYORGA ORTUNO, COSTA RICA,, , ,, ,, , USA
FRANKLIN NOLASCO, 7503 DEAN ST. WEST,, , ,, LAKEWOOD,WA, 98499, USA
FROESEL OIL COMPANY INC, P O BOX 18833-B,, , ,, ST LOUIS,MO, 63160,
G&W LUBE TOOLS, 11248 SOUTH 37TH AVENUE,, , ,, LAVEEN,AZ, 85339, USA
G.Y. JANITORIAL SERVICE INC, 13908 BRADSHAW,, , ,, OVERLAND PARK,KS, 66221,
GALAXY AVIATION, 4250 EXPRESS STREET,, , ,, ORLANDO,FL, 32827, USA
GALILEO INTERNATIONAL, ATTN: PATTY CROWE,, 9700 WEST HIGGINS ROAD, SUITE 300,, ROSEMONT,IL, 60018,
GARDNER CONSTRUCTION CO. INC., 1712 SOUTH WALES,, , ,, LIBERTY,MO, 64068,
GATE GOURMET/ LGA, ,, , ,, NEW YORK,NY, , USA
GE AVIATION MATERIALS, 5201 REGENT BLVD,, SUITE 130, ,, IRVING,TX, 75063, USA
GEARBUCK AVIATION SERVICES, P.O. BOX 35078,, , ,, GREENSBORO,NC, 27425-5078, USA
GENESIS AVIATION, PO BOX 1070,, , ,, CHARLOTTE,NC, 28201-1070, USA
GIOCONDO ICE SERVICE, 930 E 13 AVE,, , ,, NO KANSAS CITY,MO, 64116,
GLAZERS MIDWEST KANSAS CITY, 5800 STILLWELL,, , ,, KANSAS CITY,MO, 64120, USA
GLOBAL AVIATION RESOURCES, INC., 5058 GRAND RIDGE DRIVE,, SUITE 100, ,, W DESMOINES,IA, 50265, USA
GLOBAL GROUND SUPPORT, 540 EAST 56 HIGHWAY,, , ,, OLATHE,KS, 66061-4640, USA
GLOBAL VIEW, C/O ANN RICHARDS,, 1440 S CLEARVIEW, ,, MESA,AZ, 85208, USA
GLOBEGROUND NORTH AMERICA LLC-SFO, PO BOX 9647,, , ,, UNIONDALE,NY, 11555-9647, USA
GOODRICH LANDING SYSTEMS SERVICE, P.O. BOX 71986,, , ,, CHICAGO,IL, 60694-1986,
GOODYEAR TIRE & RUBBER, PO BOX 277348,, , ,, ATLANTA,GA, 30384-7348, USA
GRAEBEL/KANSAS CITY MOVERS, 9755 COMMERCE PARKWAY,, , ,, LENEXA,KS, 66219, USA
GRAINGER, PO BOX 419267,, DEPT 408-839652641, ,, KANSAS CITY,MO, 64141-6267,
GREAT PLAINS AIRLINES, 6501 EAST APACHE STREET,, , ,, TULSA,OK, 74115, USA
GREATER ORLANDO AVIATION AUTHORITY, ONE AIRPORT BLVD,, , ,, ORLANDO,FL, 32827-4399, USA
GREG ARETAKIS, VP OF MKTG,, , ,, ,, , USA
GRIMES AEROSPACE CO, HONEYWELL PRODUCT SUPPORT,, P O BOX 93123, ,, CHICAGO,IL, 60673-3123,
GROUND SERVICES CORP., 22752 LOWE DAVIS RD,, , ,, COVINGTON,LA, 70435, USA
GUESTHOUSE HOTEL LONG BEACH, 5325 EAST PACIFIC COAST HWY,, , ,, LONG BEACH,CA, 90804-4441,
HALL INDUSTRIES INC, EQUIPMENT DIVISION,, 1 USS INDUSTRIAL PARK, ,, ELWOOD CITY,PA, 16117,
HAMILTON AEROSPACE TECHNOLOGIES, INC, P O BOX 23009,, , ,, TUCSON,AZ, 85734, USA
HAMPT0N INN, 2077 AEROTECH DRIVE,, , ,, COLORADO SPRINGS,CO, 80916, USA
HAMPTON INN TROPICANA, 4975 SOUTH INDUSTRIAL ROAD,, , ,, LAS VEGAS,NV, 89118-1656, USA
HAMPTON INN/FLL, ,, , ,, ,, , USA
HARLAN CORPORATION, P O BOX 15077,, 27 STANLEY ROAD, ,, KANSAS CITY,KS, 66115,
HAROLD HOHM, 6014 S. CENTRAL,, , ,, CHICAGO,IL, 60638, USA
HARTFORD LIFE INS CO-LARGE GROUP, P O BOX 891954,, , ,, DALLAS,TX, 75389-1954,
HASTINGS FIBERGLASS PRODUCTS INC, 770 COOK ROAD,, , ,, HASTINGS,MI, 49058, USA
HENOTEX (1981) INC, 1320 ROUTE 9,, , ,, CHAMPLAIN,NY, 12919, USA
HILTON AUSTIN AIRPORT, 9515 NEW AIRPORT DRIVE,, , ,, AUSTIN,TX, 78719, USA
HILTON GARDEN INN ORLANDO, 7300 AUGUSTA NATIONAL DRIVE,, , ,, ORLANDO,FL, 32822, USA
HOLIDAY INN - DFW AIRPORT WEST, 3005 WEST AIRPORT FREEWAY,, , ,, BEDFORD,TX, 76021,
HOLIDAY INN EXPRESS AUSTIN, 2751 EAST HWY 71,, , ,, DEL VALLE,TX, 78617, USA
HOLIDAY INN EXPRESS-KCI, KANSAS CITY INTL AIRPORT,, 11130 N W AMBASSADOR DRIVE, ,, KANSAS CITY,MO, 64153,
HOLIDAY INN PIT, 1406 BEER SCHOOL ROAD,, , ,, CORAPOLIS,PA, 15108-2591,
HOLIDAY INN SELECT-DFW SOUTH, 4440 WEST AIRPORT FREEWAY,, , ,, IRVING,TX, 75062,
HOLIDAY INN, 4116 N. OCEAN DR.,, , ,, LAUDERDALE BY THE SEA,FL, 33308, USA
HOLIDAY INN-NY, PO BOX 1052,, , ,, BUFFALO,NY, 14240,
HOLIDAY TRAVEL, C/O JERYL,, 12239 US ROUTE 30, ,, NORTH HUNTINGTON,PA, 15642, USA
HONEYWELL HPG-ALLIANCE, P O BOX 13820,, , ,, NEWARK,NJ, 07188-0820,
HONEYWELL INC, 7825 RIDGEPOINT DRIVE,, , ,, IRVING,TX, 75063, USA
HOST MARRIOTT-MD CUST#151, SERVICES CORPORATION,, 7217 COLLECTION CENTER DRIVE, ,, CHICAGO,IL, 60693,
HOWARD BOHLIN, FLIGHT OPS,, , ,, ,, , USA
HOWARD,RICE,NEMEROVSKI,CANADY,FALK & RABKIN, THREE EMBARCADERO CENTER-7TH F,, , ,, SAN FRANCISCO,CA, 94111-4065,
HRD AERO SYSTEMS INC, 24907 ANZA DRIVE,, , ,, VALENCIA,CA, 91355,
HUBAIR, 590 SAWGRASS CORPORATE PARKWAY,, SAWGRASS INTL CORPORATE PARK, ,, SUNRISE,FL, 33325,
HUNTLEIGH USA CORPORATION, 135 S. LASALLE ST,, DEPT 1704, ,, CHICAGO,IL, 60674-1704, USA
HUSTON DePUE LABS INC., 536 NORTH PENNSYLVANIA,, , ,, OKLAHOMA CITY,OK, 73107,
HYDROAIRE, 3000 WINONA AVE,, PO BOX 7722, ,, BURBANK,CA, 91510, USA
IER, INC, 2015 MIDWAY ROAD,, SUITE 118, ,, CARROLLTON,TX, 75006, USA
IGLUE, 2501 OAK LAWN AVE,, SUITE 860, ,, DALLAS,TX, 75219, USA
IKAROS AVIATION INC, 6941 NW 77 TER,, , ,, MIAMI,FL, 33166,
ILLINOIS DEPT OF REVENUE, ATTN: JANET GUIRGUIS,, 1107 WEST DEYOUNG, SUITE #2,, MARION,IL, 62959, USA
IMAGISTICS, PO BOX 856037,, , ,, LOUISVILLE,KY, 40285-6037, USA
IMPACT AIRSPARES, INC, 12806 SW 122ND AVENUE,, , ,, MIAMI,FL, 33186-6203,
INTEGRATED AIRLINE SERVICES, PO BOX 17594,, , ,, DENVER,CO, 80217,
INTEGRITY CLEANING, PO BOX 8154,, , ,, KANSAS CITY,MO, 64112, USA
INTERACTION RESEARCH CORP., 1220 EAST FOURTH AVE.,, , ,, OLYMPIA,WA, 98506, USA
INTERNAL REVENUE SERVICE, ,, , ,, CINCINNATI,OH, 45999-0030,
INTERNATIONAL AERO COMPONENTS, INC., PO BOX 100417,, LOCK BOX 100417, ,, PASADENA,CA, 91189-0417, USA
INVENTORY LOCATOR SERVICE INC, PO BOX 415000 LOCK BOX 410048,, , ,, NASHVILLE,TN, 37241-5000,
IP COMMUNICATIONS, LP, PO BOX 794257,, , ,, DALLAS,TX, 75379-4257, USA
ITS INCORPORATED, ,, P.O. BOX 92066, ,, CLEVELAND,OH, 44101-4066,
J. A. BROWN, QA PLANNING,, , ,, ,, ,
J.F. SHEA CO. INC., 655 BREA CANYON ROAD,, ATTN: ROBERT ODELL, ,, WALNUT,CA, 91789,
JACMAN AIRCRAFT, C/O HANA FINANCIAL INC,, PO BOX 92943, ,, LOS ANGELES,CA, 90009,
JAMES ECKART, 8502 N W LAKEVIEW DRIVE,, , ,, PARKVILLE,MO, 64152,
JAMES MARGOLIN ATTORNEY, RE-CAROL KAPPELMAN,, 4520 MADISON AVENUE, SUITE 220,, KANSAS CITY,MO, 64111,
JAMES MARGOLIN-ATTORNEY, RE-EVALYN GOSSETT,, 4520 MADISON AVENUE, SUITE 220,, KANSAS CITY,MO, 64111, USA
JAMES VAN HOUTEN, 25077 LYNCASTLE,, , ,, FARMINGTON HILLS,MI, 48336, USA
JAN E NELEMANS, FLT OPS,, , ,, ,, , USA
JANCO, 3111 WINONA AVE,, , ,, BURBANK,CA, 91504, USA
JASON MIESCH, FLT OPS-V FILE,, , ,, ,, , USA
JEFF POTTER, FRONTIER AIRLINES,, FRONTIER CENTER ONE, 7001 TOWER ROAD,, DENVER,CO, 80249-7312, USA
JEFFREY SERVER, 722 HAZEL STREET,, , ,, EXCELSIOR SPRINGS,MO, 64024, USA
JEPPESEN SANDERSON, DEPT 1303,, , ,, DENVER,CO, 80291-1303,
JEREMY THORNTON, Q-A,, , ,, ,, , USA
JET INTERNATIONAL CO. LLC, 1811 ELMDALE AVE,, , ,, GLENVIEW,IL, 60025-1355, USA
JET MIDWEST, 1200 WEST 12TH STREET,, , ,, KANSAS CITY,MO, 64101,
JETSET AEROSPACE, 4100 SERE,, , ,, ST LAURENT QUEBEC,H4T, 1A6, CAN
JETS-JACKSON EQUIP TESTING SERVICES, 1325 WHITLOCK LANE,, SUITE 104, ,, CARROLTON,TX, 75006, USA
JIM BALL & ASSOCIATES CONSULT, 5997 S E 208TH STREET,, , ,, HOLT,MO, 64048,
JOHN A. ROE, FLT OPS,, , ,, ,, ,
JOHN MCCARTHY, 157 N.W. POINTE DRIVE,, , ,, GLADSTONE,MO, 64116,
JOHNSON COUNTY TREASURER, 111 S CHERRY,, , ,, OLATHE,KS, 66061-3471, USA
JOSEPH HARVEY, 920 NORTH 5TH AVENUE,, , ,, WASHINGTON,IA, 52353, USA
JUSTIN MEYER, MARKETING,, , ,, ,, ,
KANSAS CITY AIRPORT MARRIOTT, MARRIOTT INTERNATIONAL,, P O BOX 402642, ,, ATLANTA,GA, 30384-2642,
KAREN SOLOMON, GSA TRAINING,, , ,, ,, , USA
KCMO WATER SERVICES DEPARTMENT, PO BOX 219268,, , ,, KANSAS CITY,MO, 64121-9268, USA
KCTV5, 4500 SHAWNEE MISSION PARKWAY,, , ,, FAIRWAY,KS, 66205, USA
KCWE-TV KANSAS CITY, 1049 CENTRAL ST.,, , ,, KANSAS CITY,MO, 64105, USA
KEITH HAWBAKER, P O BOX 62,, , ,, QUINTER,KS, 67752, USA
KELLSTROM INDUSTRIES, 3701 FLAMINGO ROAD,, , ,, MIRAMAR,FL, 33027, USA
KENTON BROTHERS INC., 1718 BALTIMORE,, , ,, KANSAS CITY,MO, 64108, USA
KENTUCKY AIR CENTER INC., 1929 ISAAC SHELBY DRIVE,, , ,, SHELBYVILLE,KY, 40065,
KGD SYSTEMS, 20251 ACACIA,, SUITE 210, ,, NEWPORT BEACH,CA, 92660-1716, USA
KHARE/FOWLER, INC, P O BOX 50627,, 2725 DEVINE STREET, ,, COLUMBIA,SC, 29250, USA
KIRK POWELL, FLT OPS,, , ,, ,, , USA
KIRKHILL AIRCRAFT PARTS(KAPCO), 3101 E. ENTERPRISE STREET,, PO BOX 3500, ,, BREA,CA, 92622,
KOCH BAG & SUPPLY COMPANY, PO BOX 12466,, , ,, N KANSAS CITY,MO, 64116, USA
KOCH REFINING CO. INC., ,, , ,, ,, ,
L.J. WALCH COMPANY INC., P O BOX 2798,, , ,, LIVERMORE,CA, 94551-2798,
LAIDLAW TRANSIT INC, ATTN LEON,, 6207 N W BELL ROAD, ,, KANSAS CITY,MO, 64152,
LAQUINTA INNS AND SUITES AT DIA, 6801 TOWER ROAD,, , ,, DENVER,CO, 80249, USA
LEE GAMMILL, 114 WINDING WAY,, , ,, ROSS,CA, 94957,
LEIGHTON SMITH, LEIGHTON SMITH ASSOCIATES INC,, 17 BARONS DRIVE, ,, PINEHURST,NC, 28374,
LELAND LIMITED INC, P O BOX 466,, , ,, S PLAINFIELD,NJ, 07080,
LOCKTON COMPANIES, C/O COMMERCE BANK,, P O BOX 802707, ,, KANSAS CITY,MO, 64180-2707,
LOWES, NKC 1078,, 8601 N BOARDWALK AVE, ,, KANSAS CITY,MO, 64154,
LSG/SKY CHEFS INC., P O BOX 14005,, , ,, NEWARK,NJ, 07198-0005,
M&H UNIFORMS, 48 SECOND AVE,, , ,, SAN MATEO,CA, 94401,
M&M AEROSPACE HARDWARE, INC., PO BOX 025263,, , ,, MIAMI,FL, 33102-5263, USA
MAGENETIC TICKET & LABEL CORP., PO BOX 972455,, , ,, DALLAS,TX, 75397-2455, USA
MAJOR BRANDS-KC, P.O. BOX 804464,, , ,, KANSAS CITY,MO, 64180, CAN
MALABAR INTERNATIONAL, 220 WEST LOS ANGELES AVENUE,, P.O. BOX 367, ,, SIMI VALLEY,CA, 93065,
MARK CLARK F/O, 13804 WEST 78TH TERRACE,, , ,, LENEXA,KS, 66216-3050,
MARK D POWERS, 4504 GILFORD DRIVE,, , ,, EDINA,MN, 55435, USA
MARK WESTHOFF F/O, FLIGHT OPERATIONS,, , ,, ,, , USA
MATRIX AVIATION, INC., 1701 SOUTH HOOVER,, , ,, WICHITA,KS, 67209, USA
MATTHEW ENTERPRISES INC, 701 LINDBERG DRIVE,, , ,, GLADSTONE,MO, 64118, USA
MC DONALDS #15752, 500 WORLD WAY,, , ,, LOS ANGELES,CA, 90045, USA
MCI EXPRESS INC, 108 MAIN STREET,, P.O. BOX 702, ,, PLATTE CITY,MO, 64079,
MCKEE FOODS CORPORATION, PO BOX 2118,, , ,, COLLEGEDALE,TN, 37315, USA
MCMASTER-CARR SUPPLY COMPANY, P O BOX 4355,, , ,, CHICAGO,IL, 60680-4355,
MCO-ORLANDO INTERNATIONAL AIRPORT, GREATER ORLANDO AVIATION AUTH,, PO BOX 917094, ,, ORLANDO,FL, 32891-7094, USA
METEORLOGIX, NW-1412 PO BOX 1450,, , ,, MINNEAPOLIS,MN, 55485,
METRO NORTH COMMUNICATIONS, 4417 N ELMWOOD AVE,, , ,, KANSAS CITY,MO, 64117,
METRO-PLEX INFORMATION SYSTEMS, DIV. OF MOT INC.,, 11567 WEST 83RD TERRACE, ,, LENEXA,KS, 66214-1532,
MICHAEL GECAN, FLIGHT OPS,, , ,, ,, ,
MICHAEL VANZO F/O, 1220 BRAZOS STREET,, , ,, ROSENBERG,TX, 77471, USA
MICHELIN AIRCRAFT TIRE CORP., P.O. BOX 65175,, , ,, CHARLOTTE,NC, 28264-0175,
MIDCONTINENT SERVICES, P.O. BOX 12708,, , ,, SHAWNEE MISSION,KS, 66282-2708,
MID-STATES RETREADERS, 2725 HOLLY,, , ,, KANSAS CITY,MO, 64108,
MID-WEST AIR MAID, 212 BURGESS RD SUITE E,, , ,, GREENSBORO,NC, 27409, USA
MIDWEST EXPRESS AIRLINES INC, P O BOX 78626,, , ,, MILWAUKEE,WI, 53278-0626,
MILLENNIUM INTERNATIONAL, P O BOX 903,, , ,, LEES SUMMIT,MO, 64063,
MILLION AIR - MDW-INTO, P O BOX 71-3018,, , ,, COLUMBUS,OH, 43271-3018, USA
MILLION AIR- MIDWAY, PO BOX 71-3018,, , ,, COLUMBUS,OH, 43271-3018,
MILLION AIR, 303 NORTH 2370 WEST,, , ,, SALT LAKE CITY,UT, 84116,
MIMI LEASING (N912MP), One Northfield Plaza, Suite 525,, , ,, NORTHFIELD,IL, 60093, USA
MIRANDY PRODUCTS, 1078 GRAND AVENUE,, , ,, SOUTH HEMPSTEAD,NY, 11550,
MISSOURI DEPARTMENT OF REVENUE, P O BOX 100,, 301 WEST HIGH, ,, JEFFERSON CITY,MO, 65105-0100,
MISSOURI GAS ENERGY, PO BOX 219255,, , ,, KANSAS CITY,MO, 64121-9255, USA
MOBIL FONE, ATTN: CURT SIMS,, 1801 MAIN STREET, ,, KANSAS CITY,MO, 64108,
MOBIL INTL AVIATION AND MARINE, FUEL DEPOSITS-LGA,, , ,, ,, , USA
MOBILE AEROSPACE ENGINEERING, 2100 9TH STREET,, BROOKLY COMPLEX, ,, MOBILE,AL, 36615, USA
MOORE, 135 S LASALLE DEPT 4904,, , ,, CHICAGO,IL, 60674-4904, USA
MOSS ADAMS LLP-ATTN RAY BLATT, CERTIFIED PUBLIC ACCOUNTANTS,, 11766 WILSHIRE BLVD-SUITE 900, ,, LOS ANGELES,CA, 90025-6548,
MYRTLE BEACH AIRPORT, 1100 JETPORT ROAD,, , ,, MYRTLE BEACH,SC, 29577,
MYRTLE BEACH AIRPORT-PFC, 1100 JETPORT RD,, , ,, MYRTLE BEACH,SC, 29577, USA
MYRTLE BEACH AVIATION, 1196 AIRDROME AVE,, , ,, MYRTLE BEACH,SC, 29577,
NATIONAL WORKSITE ADVANTAGE, P O BOX 78914,, , ,, MILWAUKEE,WI, 53278-0914, USA
NEFF SALES CO INC, P.O. BOX 15056,, , ,, KANSAS CITY,KS, 66115-0056,
NEW DIRECTIONS BEHAVIORAL, HEALTH,, PO BOX 87-0198, ,, KANSAS CITY,MO, 64187-01951,
NEW ORLEANS AVIATION BOARD, ATTN ACCTG DEPT-P O BOX 20007,, NEW ORLEANS INTL AIRPORT, ,, NEW ORLEANS,LA, 70141, USA
NEW ORLEANS AVIATION BOARD-PFC, ATTN ACCTG DEPT,, PO BOX 20007, NEW ORLEANS INTL AIRPORT,, NEW ORLEANS,LA, 70141, USA
NIAGARA FRONTIER TANS AUTH-PFC, CASH MANAGEMENT,, 181 ELLICOTT ST, ,, BUFFALO,NY, 14203, USA
NIAGARA FRONTIER TRANS AUTH, CASH MANAGEMENT,, 181 ELLICOTT ST, ,, BUFFALO,NY, 14203,
NORDAM MANUFACTURING DIVISION/PRISM DIV, DEPARTMENT 1164,, , ,, TULSA,OK, 74182-0001, USA
NORDAM-TRANSPARENCY, P O BOX 3365,, , ,, TULSA,OK, 74101, USA
NORTH SHORE TRAVEL, 4011 WEST 67TH TERRACE,, , ,, PRAIRIE VILLAGE,KS, 66208,
NORTHWEST AIRLINES INC., P O BOX 1450,, NW 8550, ,, MINNEAPOLIS,MN, 55485,
OASIS LIGHT INC, C/O ORANGE COMMERCIAL CREDIT,, P. O. BOX 25229, ,, ANAHEIM,CA, 92805, USA
OFFICE MAX, NORTHLAND STORE #472,, 317 NE VIVION ROAD, ,, KANSAS CITY,MO, 64151,
OGDEN AVIATION SERVICE INTER., P.O. BOX 19268,, , ,, NEWARK,NJ, 07195-0268,
OLGA BARMAK, 11641 W 118TH TERR,, #736, ,, OVERLAND PARK,KS, 66210, USA
ONSITE AVIAITON, PO BOX 198531,, , ,, ATLANTA,GA, 30384-8531, USA
OROURKE, MCLOSKEY & MOODY, ,, , ,, ,, , USA
OVERHEAD DOOR COMPANY, PO BOX 12517,, 218 E 11TH AVE, ,, N KANSAS CITY,MO, 64116,
PACIFIC AIR INDUSTRIES, 2100 PENNSYLVANIA AVE,, , ,, SANTA MONICA,CA, 90411-4008,
PACIFIC BELL-CA, PAYMENT CENTER,, , ,, VAN NUYS,CA, 91388-0001, USA
PACIFIC GAS TURBINE CENTERLLC, 7007 CONSOLIDATED WAY,, , ,, SAN DIEGO,CA, 92121, USA
PACIFIC SCIENTIFIC COMPANY, 7123 COLLECTION CENTER DRIVE,, , ,, CHICAGO,IL, 60693,
PAM MALLOY, FLL-STATION MGR,, , ,, ,, ,
PAN AMERICAN HOTEL, 79-00 QUEENS BLVD.,, , ,, ELMHURST,NY, 11373, USA
PARKINSON, FOTH, ORRICK & BROWN,LLP, SARAH A BROWN,, 13628 W 95 STREET, ,, LENEXA,KS, 66215, USA
PAS INC, 10540 RIDGE RD,, , ,, NEW PORT RICHEY,FL, 34654, USA
PBCC Pitney Bowes Credit Corp, P O BOX 856460,, , ,, LOUISVILLE,KY, 40285-6460,
PC MALL, FILE # 55327,, , ,, LOS ANGELES,CA, 90074, USA
PEGASUS AVIATION, INC., Four Embarcadero Center. 35th Floor,, , ,, SAN FRANCISCO,CA, 94111, USA
PEOPLES CHOICE TRANSPORTATION, PO BOX 5025,, , ,, DENVER,CO, 80217, USA
PERFECTION PLUS, INC, 524 MILL STREET,, , ,, EXCELSIOR,MN, 55331, USA
PERFORM AIR INTERNATIONAL INC, 1854 S MacDonald,, , ,, MESA,AZ, 85210,
PERVASIVE SOFTWARE, 12365 RIATA TRACE PKWY,, BUILDING #2, ,, AUSTIN,TX, 78727, USA
PETER RIGHTMEYER, 27 BEVERLY DR.,, , ,, BROCKPORT,NY, 14420, USA
PHOENIX AIRLINE SERVICE OF DENVER, PO BOX 49190,, , ,, DENVER,CO, 80249, USA
PHYSICIANS REFERENCE LAB, ,, P.O. BOX 7210, ,, SHAWNEE MISSION,KS, 66207-0210,
PIEDMONT HAWTHORNE, 3821 N LIBERTY STREET,, , ,, WINSTON-SALEM,NC, 27105-3965, USA
PIKES PEAK TOURS INC, 3704 W. COLORADO AVE.,, , ,, COLORADO SPRINGS,CO, 80904, USA
PITTSBURGH POST-GAZZETTE, 34 BOULEVARD OF THE ALLIES,, , ,, PITTSBURGH,PA, 15222, USA
POLSINELLI/SHALTON/WELTE, 700 WEST 47TH STREET, STE 1000,, , ,, KANSAS CITY,MO, 64112-1802, USA
PONY, PO BOX 24947,, , ,, ROCHESTER,NY, 14624,
POUCH RECORDS MANAGEMENT, 1550 E ST GERTRUDE PL,, , ,, SANTA ANA,CA, 92705, USA
PR NEWSWIRE, G.P.O. BOX 5897,, , ,, NEW YORK,NY, 10087-5897, CAN
PRATT & WHITNEY LOCKBOX CHICAGO, ACCT NO. 52-23725,, PO BOX 73295, ,, CHICAGO,IL, 60673-7295,
PRAXAIR, P.O. BOX 9213,, , ,, DES MOINES,IA, 50306-9213,
PREMIERE CONFERENCING, ATTN: CATHY MILNER,, P.O. BOX 87-5450, ,, KANSAS CITY,MO, 64187-5450,
PRIOR AVIATION SERVICE INC., BUFFALO NIAGRA INTL AIRPORT,, 50 NORTH AIRPORT DRIVE, ,, BUFFALO,NY, 14255-1490,
PSI ARMORED INC, 2901 BURLINGAME ROAD,, , ,, TOPEKA,KS, 66611,
QWEST -, ,, , ,, DENVER,CO, 80244-0001,
RADISSON INN & SUITES, 1645 NORTH NEWPORT ROAD,, , ,, COLORADO SPRINGS,CO, 80916, USA
RADISSON LAX, 6225 WEST CENTURY BLVD,, ATTN REMY VERGARA, ,, LOS ANGELES,CA, 90045, USA
RAM AIR SALE, INC, 665 MOKENA DR,, SUITE 204, ,, MIAMI SPRINGS,FL, 33166,
RAMADA INN - KANSAS CITY REGENCY HOTEL, INC., 7301 N.W. TIFFANY SPRINGS RD,, , ,, KANSAS CITY,MO, 64153,
RAMADA PLAZA HOTEL, 37-10 114TH STREET,, , ,, CORONA,NY, 11368, USA
RAMBLIN EXPRESS, 3465 ASTROZON PLACE,, , ,, COLORADO SPRINGS,CO, 80910, USA
RAMTEK INTL INC, 3702 KNAPP RD,, , ,, PEARLAND,TX, 77581, USA
RAYS G.S.E. SERVICE, 5240 WEST 63RD STREET,, , ,, CHICAGO,IL, 60638, USA
RED LION HOTEL DENVER CENTRAL, 4040 QUEBEC STREET,, , ,, DENVER,CO, 80216,
RELIABLE OFFICE SUPPLIES, 135 S LASALLE ST,, DEPT 8001, ,, CHICAGO,IL, 60674-8001, USA
RESIDENCE INN LONG BEACH, 4111 EAST WILLOW STREET,, , ,, LONG BEACH,CA, 90815, USA
RIC NOVAK, F/O,, , ,, ,, ,
RICHARD CERASANI, 1120 NE PARVIN RD #102,, , ,, KANSAS CITY,MO, 64116, USA
ROADWAY EXPRESS, PO BOX 93151,, , ,, CHICAGO,IL, 60673-3151, USA
ROBERT GRAY, FLIGHT OPS,, , ,, ,, , USA
ROCKY MOUNTAIN GSE & SUPPLY, 2230 NORTH PIPER LANE,, , ,, EAGLE MOUNTAIN,UT, 84043, USA
RONALD C ROBERTS, 3716 N E 49 STREET,, , ,, KANSAS CITY,MO, 64119,
RSS RECYCLING, 710 MAIN ST,, SUITE F, ,, BLUE SPRINGS,MO, 64015,
RTS REVENUE MANAGEMENT SYSTEMS, 3011 GATEWAY DRIVE,, SUITE 300, ,, IRVING,TX, 75063, USA
RYAN JOHNSON, FLT OPS-V FILE,, , ,, ,, , USA
RYNNS LUGGAGE, 1922 EAST CARSON ST,, , ,, PITTSBURGH,PA, 15203, USA
S&S TUG AIRPORT SHOP, PO BOX 200441,, , ,, HOUSTON,TX, 77216, USA
SABRE, INC, 7285 COLLECTION CENTER DRIVE,, , ,, CHICAGO,IL, 60693, USA
SABRE, INC-MHNJ, 7285 COLLECTION CENTER DRIVE,, , ,, CHICAGO,IL, 60693, USA
SAEEDA FAROOQI, 21 W 161 MONTICELLO RD,, , ,, LOMBARD,IL, 60148, USA
SAN DIEGO LEATHER, 1121 BAY BLVD,, , ,, CHULA VISTA,CA, 91911,
SAN FRANCISCO AIRPORT COMMISSION, PO BOX 7743,, , ,, SAN FRANCISCO,CA, 94120, USA
SAN FRANCISCO AIRPORT COMMISSION, SAN FRANCISCO INTNL AIRPORT,, PO BOX 7743, ,, SAN FRANCISCO,CA, 94120, USA
SAN FRANCISCO TERMINAL EQUIPMENT CO, CA BANK & TRUST #10-100263-29,, 1696 POST STREET, 2ND FLOOR, ,, SAN FRANCISCO,CA, 94115, USA
SARA LEE COFFEE & TEA/CAINS COFFEE CO, 208 NW BUSINESS PARK LANE,, , ,, RIVERSIDE,MO, 64150, USA
SA-SO COMPANY, PO BOX 6213,, , ,, CAROL STREAM,IL, 60197-6213,
SCOTT DICKSON, CEO,, , ,, ,, , USA
SCOTT KARTANOS, 9220 NORTH HARRISON ST,, , ,, KANSAS CITY,MO, 64155,
SEABURY ADVISORS LLC, 540 MADISON AVE,, 17TH FLOOR, ,, NEW YORK,NY, 10022,
SEAL DYNAMICS, 75 BURT DRIVE,, , ,, DEER PARK,NY, 11729-5758, USA
SEATTLE-TACOMA, INTERNATIONAL AIRPORT,, P O BOX 68727, ,, SEATTLE,WA, 98168, USA
SEVEN UP BOTTLING GROUP, P O BOX 643,, , ,, DES MOINES,IA, 50303, USA
SHELL, ,, , ,, ,, , USA
SHERATON FT. LAUDERDALE, 18250 GRIFFIN ROAD,, , ,, DANIA,FL, 33004, USA
SHERATON LA GUARDIA EAST/LGA, 135-20 39TH AVENUE,, 718-460-6666, FAX 718-445-2655,, FLUSHING,NY, 11354, USA
SHIRLEY WILKINSON, MNTC,, , ,, ,, , USA
SIDESTEP, 4701 PATRICK HENRY DRIVE,, BUILDING 10, ,, SANTA CLARA,CA, 95054, USA
SIGNATURE FLIGHT SUPPORT-AUSTIN, 4321 GENERAL AVIATION AVENUE,, , ,, AUSTIN,TX, 78719, USA
SIGNATURE FLIGHT SUPPORT-DEN, SFS COMMERCIAL -DENVER,, PO BOX 911785, ,, DALLAS,TX, 75391-1785, USA
SM CORPORATECARE, 11140 THOMPSON AVENUE,, , ,, LENEXA,KANSAS, 66219,
SMITH & SON DELIVERY, INC, P O BOX 76582,, , ,, COLORADO SPRINGS,CO, 80970, USA
SOUTHERN PRIDE TRUCKING INC, P O BOX 84000,, , ,, SAN DIEGO,CA, 92138,
SOUTHWEST AIRLINES, OAL BILLING,, P.O. BOX 97749, ,, DALLAS,TX, 75397,
SOUTHWESTERN BELL, ,, P O BOX 650661, ,, DALLAS,TX, 75265-0661,
SOUTHWESTERN BELL-1808, P.O. BOX 650502,, , ,, DALLAS,TX, 75265-0502,
SPECTERA INC, P O BOX 31850,, , ,, BALTIMORE,MD, 21207-2850, USA
SPIRIT AIRLINES, 2800 EXECUTIVE WAY,, , ,, MIRAMAR,FL, 33025,
SPORTS TRAVEL, 9601 WHITE ROCK TRAIL, STE 101,, C/O ROD BISHOP, ,, DALLAS,TX, 75238, USA
SPRINT - I.T.SERVICES, P. O. BOX 96031,, , ,, CHARLOTTE,NC, 28296-0031, USA
SPRINT DATA SVC, P O BOX 930331,, , ,, ATLANTA,GA, 31193-0331,
SPRINT PCS, PO BOX 219718,, , ,, KANSAS CITY,MO, 64121-9718,
SPRINT, P O BOX 650338,, , ,, ATLANTA,GA, 31193-0331,
SPRINT/LOCAL, P O BOX 219489,, , ,, KANSAS CITY,MO, 64121-9489,
SPRINT/UNITED TELEPHONE, P.O. BOX 219505,, , ,, KANSAS CITY,MO, 64121-9505,
STANLEY MARKOVICH, 14925 SOUTH GALLERY,, , ,, OLATHE,KS, 66062,
STAR-TELEGRAM, 400 W 7TH STREET,, , ,, FORT WORTH,TX, 76102, USA
STAYBRIDGE SUITES, 3163 OUTLET BLVD,, , ,, MYRTLE BEACH,SC, 29579, CA
STEPHANIE HOLLINGSWORTH, 5340 BENTLEY HALL DR,, , ,, ALPHARETTA,GA, 30005, USA
STERLING COURIER INC, PO BOX 35418,, , ,, NEWARK,NJ, 07193-5418,
STEWART & STEVENSON TUG, PO BOX 200441,, , ,, HOUSTON,TX, 77216, USA
SUN REFIN. AND MKT. INC., ,, , ,, ,, ,
SUZANNE LATHROP, CSA @MCI,, , ,, ,, ,
SWBYPS, P O BOX 630014,, , ,, DALLAS,TX, 75263-0014, USA
SYLVIA SAFFO-COOPER, 1165 ROSLYN ST,, , ,, DENVER,CO, 80220, USA
SYREETA TALBERT, 16648 WEDGEWOOD DR,, , ,, MARKHAM,IL, 60426, USA
TAMI SANDBERG, 31 TAFT PLACE,, , ,, BUFFALO,NY, 14214, USA
TBI AIRPORT MANAGEMENT, INC, THREE RED CLEVELAND BLVD.,, SUITE 3215, ATTN EVELYN WATSON,, SANFORD,FL, 32773, USA
TBM INC, DEPT# 533174,, PO BOX 790100, ,, ST LOUIS,MO, 63179-0100,
TECHNICAL RESIN PACKAGING INC, 8901 WYOMING AVENUE NORTH,, , ,, BROOKLYN PARK,MN, 55445,
TECHNI-TOOL INC, 1547 N TROOPER,, PO BOX 1117, ,, WORCESTER,PA, 19490-1117, USA
THE DENVER NEWSPAPER AGENCY, 1560 BROADWAY,, , ,, DENVER,CO, 80202, USA
THE GAZETTE-COS, 30 S. PROSPECT STREET,, , ,, COLORADO SPRINGS,CO, 80903, USA
THE GERSON COMPANY, c/o MISSION OFFICE PARK,, PO BOX 1209, ,, OLATHE,KS, 66051-1209,
THE KANSAS CITY STAR, P O BOX 807769,, , ,, KANSAS CITY,MO, 64180-7769,
THE MEMPHIS GROUP INC, P O BOX 1000,, DEPT #451, ,, MEMPHIS,TN, 38148-0451,
THE NORDAM GROUP INC, DEPARTMENT 1164,, , ,, TULSA,OK, 74182-0001,
THE PORT AUTHORITY OF NY & NJ, PO BOX 17309,, PNC BANK/NEW JERSEY, ,, NEWARK,NJ, 07194,
THE PORT AUTHORITY OF NY & NJ-PFC, PO BOX 17309,, PNC BANK/NEW JERSEY, ,, NEWARK,NJ, 07194, USA
THE SABRE GROUP INC-ANJ/XN197, 7285 COLLECTION CENTER DRIVE,, , ,, CHICAGO,IL, 60693,
THE VINTAGE AT PHEASANT RUN, ATTEN: BRENDA/LEASING OFFICE,, 8811 N CONGRESS, ,, KANSAS CITY,MO, 64153, USA
TLD AMERICA, 805 BLOOMFIELD AVE,, , ,, WINDSOR,CT, 06095, USA
TMP WORLDWIDE, PO BOX 70000,, , ,, CHICAGO,IL, 60673-0000, USA
TODAYS STAFFING, PO BOX 910270,, , ,, DALLAS,TX, 75391-0270, USA
TOSHIBA AMERICA INFORMATION SY, P O BOX 740441,, , ,, ATLANTA,GA, 30374-0441, USA
TRANSIT AVIATION, INC., P O BOX 20066,, NEW ORLEANS INTL AIRPORT, ,, NEW ORLEANS,LA, 70141, USA
TRANSMERIDIAN AIRLINES, 680 THORNTON WAY,, , ,, LITHIA SPRINGS,GA, 30122, USA
TRAVELCLICK, INC., 75 REMITTANCE DRIVE-SUITE 1001,, , ,, CHICAGO,IL, 60675-1001, USA
TRAX LIMITED, 2665 SOUTH BAYSHORE DRIVE,, SUITE 501, ,, COCONUT GROVE,FL, 33133,
TRIUMPH AFTERMARKET SERVICES, PO BOX 641458,, , ,, PITTSBURGH,PA, 15264-1458,
TURBO RESOURCES, 5780 W OAKLAND ST,, , ,, CHANDLER,AZ, 85226, USA
U.S. CHAMBER OF COMMERCE, MEMBERSHIP INVOICE,, P O BOX 1200, ,, WASHINGTON,D.C., 20013, USA
U.S. PAINT, P O BOX 37F,, , ,, ST. LOUIS,MO, 63150,
UFC AEROSPACE CORP, PO BOX 250,, 25 DREXEL DRIVE, ,, BAY SHORE,NY, 11706, USA
ULINE, 2200 SOUTH LAKESIDE DRIVE,, , ,, WAUKEGAN,IL, 60085,
UMB BANK, P O BOX 410064,, , ,, KANSAS CITY,MO, 64141-0064,
UNGARETTI & HARRIS, 3500 THREE FIRST NATL PLAZA,, , ,, CHICAGO,IL, 60602-4283, USA
UNIFORMS TO YOU-#2134103-0003, P O BOX 97627,, , ,, CHICAGO,IL, 60678-7627,
UNIFORMS TO YOU-#2134105-0003, P O BOX 97627,, , ,, CHICAGO,IL, 60678-7627,
UNIFORMS TO YOU-2175969-0001, PO BOX 97627,, , ,, CHICAGO,IL, 60678-7627, USA
UNIFORMS TO YOU-2320547-0001, P O BOX 97627,, , ,, CHICAGO,IL, 60678-7627, USA
UNISOURCE, PO BOX 14761-B,, , ,, ST. LOUIS,MO, 63160-0399, USA
UNITED AIRLINES INC, P.O. BOX 74688,, GENERAL RECEIVABLES, ,, CHICAGO,IL, 60675-4694,
UNITED ASSET COVERAGE, PO BOX 1000 DEPT 491,, , ,, MEMPHIS,TN, 38148-0491, USA
UNITED HEALTHCARE INSURANCE COMPANY, 22703 NETWORK PLACE,, , ,, CHICAGO,IL, 60673-1227, USA
UNITED STATES POSTAL SERVICE, CMRS-PB,, P.O. BOX 0566, ,, CAROL STREAM,IL, 60132-0566,
UNITED TURB. TECHNOLOGIES INC, 4790 NW 157 STREET,, , ,, MIAMI,FL, 33014,
US AIR, P.O. BOX 640265,, , ,, PITTSBURGH,PA, 15264-0265,
USA TODAY, 1000 WILSON BOULEVARD,, ACCOUNTING, ,, ARLINGTON,VA, 22229, USA
UT FINANCE, 400 MAIN STREET,, MAIL STOP 133-54, ,, EAST HARTFORD,CONNECTICUT, 06108, USA
VANGUARD AIRLINES PILOTS ASSOCIATION, PO BOX 20661,, , ,, KANSAS CITY,MO, 64195, USA
VANGUARD ENVIRONMENTAL INC, 4500 SOUTH GARNETT-SUITE 250,, ATTN: APRIL HERZFELD, ,, TULSA,OK, 74146-5206,
VENTRCEK ADVERTISING DESIGN, INC, 243 CALIFORNIA AVENUE,, , ,, RENO,NV, 89509, USA
VERIZON SOUTH - MYR, P.O. BOX 31122,, , ,, TAMPA,FL, 33631-3122, USA
VERIZON SOUTH, PO BOX 920041,, , ,, DALLAS,TX, 75392-0041, USA
VERIZON-NY, P O BOX 15124,, , ,, ALBANY,NY, 12212-5124, USA
VERIZON-PA, P O BOX 646,, , ,, BALTIMORE,MD, 21265-0646, USA
VIKING FREIGHT, a Caliber System Company,, P.O. BOX 649001, ,, SAN JOSE,CA, 95164-9001,
VIRTUAL IMAGING INC, PO BOX 412,, , ,, WENTZVILLE,MO, 63385,
VISIONTRON CORP., 720 OLD WILLETS PATH,, , ,, HAUPPAUGE,NY, 11788,
VOLVO AERO SERVICES (SEATTLE) LLC, (F/K/A THE AGES GROUP),, 645 PARK OF COMMERCE WAY, ,, BOCA RATON,FL, 33487, USA
W.C WOLLARD, MDW,, , ,, ,, , USA
WADE DEWERFF, 7119 LINDEN STREET,, , ,, PRAIRIE VILLAGE,KS, 66208, USA
WAREHOUSE ONE, 7800 E 12TH STREET,, , ,, KANSAS CITY,MO, 64126,
WASTE MANAGEMENT- METRO, 3800 SOUTH LARAMIE AVE,, , ,, CICERO,IL, 60804, USA
WESTERN AMERICAN SPECIALTIES, 11520 JEFFERSON BLVD,, SUITE 214, ,, CULVER,CA, 90230, USA
WILD WILD WEST, 3330 WEST TROPICANA AVE.,, , ,, LAS VEGAS,NV, 89103, USA
WILLIS LEASE FINANCE CORP, 2320 MARINSHIP WAY, SUITE 300,, , ,, SAUSALITO,CA, 94965, USA
WINGS ELECTRO SALES CO INC, 11300 FORTUNE CIRCLE,, , ,, WELLINGTON,FL, 33414,
WOOD GROUP AERO, INC, PO BOX 938, 68 PROSPECT HILL,, , ,, EAST WINDSOR,CT, 06088, USA
WORLD AVIATION SUPPLY, INC., PO BOX 2277,, , ,, MINDEN,NV, 89423, USA
WORLDSPAN, DRAWER CS 198537,, , ,, ATLANTA,GA, 30384-8537, SING
WORLDWIDE FLIGHT SERVICES, 1001 WEST EULESS BLVD,, SUITE #320, ,, EULESS,TX, 76040,
WORLDWIDE SECURITY ASSOCIATES, INC, 10311 LA CIENEGA BLVD,, , ,, LOS ANGELES,CA, 90045, USA
WR HAMBRECHT, 550 15TH Street, Floor 2, San Francisco, CA 94103
WRIGHT BAGGAGE DELIVERY, 3730 WHEELING ST,, UNIT #11, ,, DENVER,CO, 80239,
XEROX, PO BOX 802555,, , ,, CHICAGO,IL, 60680-2555, USA
XPEDITE SYSTEMS, INC, DEPT 1268,, 135 S LASALLE ST, ,, CHICAGO,IL, 60674-1268, USA
XTRA AIRPARTS, P O BOX 3381,, , ,, RUNNING SPRINGS,CA, 92382-3381, USA
YVONNE FORD, 2724 S ROBERTSON,, , ,, LOS ANGELES,CA, 90034, USA